UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ARTISAN PARTNERS ASSET MANAGEMENT INC.

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April 4, 2016

Dear Stockholder:

On behalf of the board of directors of Artisan Partners Asset Management Inc., we cordially invite you to attend the 2016 Annual Meeting of Stockholders, which will be held at Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Thursday, May 19, 2016, at 9:30 a.m., local time. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the Annual Meeting. Representatives from our board of directors and certain of our executive officers, as well as representatives from our independent registered public accounting firm, will be available to respond to appropriate questions from stockholders.

We have decided to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. Information about how to access and review our Proxy Statement and 2015 Annual Report on Form 10-K, is included in the Notice of Internet Availability of Proxy Materials that you received in the mail. The notice also explains how you may submit your vote over the internet. You will not receive printed copies of our proxy materials unless you request them.

Whether or not you plan to attend the Annual Meeting, please submit your vote at your earliest convenience.

Sincerely,

Eric R. Colson Chairman of the Board of Directors, President and Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Artisan Partners Asset Management Inc. will be held at Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Thursday, May 19, 2016, at 9:30 a.m., local time to consider and vote upon:

1.	The election of seven directors to serve until the 2017 Annual Meeting of Stockholders.

2.	An advisory vote to approve 2015 executive compensation.

3.	An advisory vote on the frequency of the executive compensation advisory vote.

4.	The approval of the Amended and Restated Artisan Partners Asset Management Inc. Bonus Plan.

5.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

6.	Any other business as may properly come before the Annual Meeting or any adjournments thereof.

Stockholders who owned shares of our stock as of the close of business on March 22, 2016, are entitled to attend and vote at the Annual Meeting and any adjournments thereof.

We encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares by internet or, if you received printed proxy materials, by mailing the completed proxy card. Please refer to the section “How do I vote?” for detailed voting instructions.

By Order of the Board of Directors,

Sarah A. Johnson Corporate Secretary

Milwaukee, Wisconsin

April 4, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Thursday, May 19, 2016, at 9:30 a.m., local time. Our proxy statement and annual report to stockholders are available at www.astproxyportal.com/ast/18158.

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Artisan Partners Asset Management Inc.

875 E. Wisconsin Avenue, Suite 800

Milwaukee, Wisconsin 53202

Proxy Statement

GENERAL INFORMATION

We are providing you this proxy statement in connection with the solicitation of proxies by our board of directors to be voted at the 2016 Annual Meeting of Stockholders and at any adjournments thereof. The Annual Meeting will be held at Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Thursday, May 19, 2016, at 9:30 a.m., local time.

We provide our stockholders with access to proxy materials on the Internet instead of mailing a printed copy of the materials to each stockholder. A Notice of Internet Availability of Proxy Materials will be mailed to our stockholders on or about April 4, 2016. As of that date, stockholders will have the ability to access the proxy materials on the website referred to in the notice or request a printed set of proxy materials be sent by following the instructions on the notice.

When we use the terms “Artisan Partners Asset Management”, “Artisan”, the “Company”, “we”, “us” and “our” in this Proxy Statement, we mean Artisan Partners Asset Management Inc., a Delaware corporation and, unless the context otherwise requires, its consolidated subsidiaries. “You” refers to the holders of our common stock.

Matters to be Voted on at our Annual Meeting

Proposal	Board Recommendation	Vote Required

Election of Directors	FOR each nominee	Plurality of the votes present in person or by proxy

Advisory Vote to Approve 2015 Executive Compensation	FOR	Majority of the votes present in person or by proxy

Advisory Vote on Frequency of Executive Compensation Advisory Vote	Every THREE years	Majority of the votes present in person or by proxy

Approval of the Amended and Restated Artisan Partners Asset Management Inc. Bonus Plan	FOR	Majority of the votes present in person or by proxy

Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016	FOR	Majority of the votes present in person or by proxy

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

1. Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

We have decided to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. Information about how to access and review our proxy materials is included in the notice that you received in the mail. The notice also explains how you may submit your vote over the internet. You will not receive printed copies of our proxy materials unless you request them by following the instructions on the notice.

If you own shares of stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may receive more than one notice. To vote all of your shares, please follow the instructions provided on each of the notices you receive.

2. What information does the notice contain?

The notice provides information about:

•	The date, time and location of the Annual Meeting.

•	The items to be voted on at the Annual Meeting and our board’s voting recommendation with regard to each item.

•	The website where the proxy materials are posted.

•	Instructions on how to request a paper copy of the proxy materials.

•	Instructions on how to vote by internet, by mail or in person at the Annual Meeting.

3. What proposals will be voted on at the Annual Meeting?

There are five proposals to be considered and voted on at the meeting:

•	The election of seven directors to serve until the 2017 Annual Meeting of Stockholders.

•	An advisory vote to approve 2015 executive compensation.

•	An advisory vote on the frequency of the executive compensation advisory vote.

•	The approval of the Amended and Restated Artisan Partners Asset Management Inc. Bonus Plan.

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

We will also consider any other business that properly comes before the Annual Meeting.

4. Who can vote at the Annual Meeting?

The securities that can be voted at the Annual Meeting consist of our Class A, Class B and Class C common stock. Each share of the Class A common stock and Class C common stock entitles its holder to one vote, while each share of the Class B common stock entitles its holder to five votes. The holders of our common stock will vote together as a single class on all matters presented to the stockholders for their vote or approval. The record date for determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting was the close of business on March 22, 2016. On that day, we had the following numbers of shares outstanding:

Class A common stock	41,266,749
Class B common stock	17,572,251
Class C common stock	15,639,101

Total shares of common stock	74,478,101

Pursuant to our Stockholders Agreement, a three-member stockholders committee, currently consisting of Eric R. Colson (Chief Executive Officer and Chairman of the Board), Charles J. Daley, Jr. (Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (Executive Vice President), has an irrevocable proxy to vote all of the shares of Class B common stock and those shares of Class A common stock that we have granted to, and are held by, employees. Those shares, which the committee will vote in accordance with the majority decision of the committee, represent approximately 64% of the combined voting power of our common stock. For more information on the Stockholders Agreement and Stockholders Committee, see “Relationships and Related Party Transactions—Transactions in Connection with our IPO—Stockholders Agreement”.

5. How does the board recommend I vote?

Our board recommends that you vote:

•	“FOR” each of the nominees to the board.

•	“FOR” the approval of 2015 executive compensation.

•	For an advisory vote on executive compensation frequency of every “THREE YEARS”.

•	“FOR” the approval of the Amended and Restated Artisan Partners Asset Management Inc. Bonus Plan.

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

6. How do I hold my stock?

Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name on the records of our transfer agent. There are distinctions between shares held of record and those owned beneficially, which are highlighted below.

•	Stockholder of Record - If you hold stock that is registered directly in your name on the records of our transfer agent, American Stock Transfer & Trust Company, LLC, you are a stockholder of record. As a stockholder of record, AST will mail you the notice described above.

•	Beneficial Owner - If you hold stock in an account through a broker, bank or similar institution, you are considered a beneficial owner of shares held in street name. As a beneficial owner of shares held in street name, the notice will be sent to you by the bank, broker or institution through which you hold your shares.

7. How do I vote?

If you are a stockholder of record, you may vote in one of three ways:

•	By Internet. Go to www.astproxyportal.com/ast/18158 and follow the instructions for internet voting. You will need the control number located on your notice or proxy card, as applicable. Internet voting is available 24 hours a day. If you choose to vote by internet, then you do not need to return a proxy card. To be valid, your vote by internet must be received by 11:59 p.m., Eastern Time, on May 18, 2016.

•	By Mail. If you request printed copies of the proxy materials, you will receive a proxy card. You may then vote by signing, dating and mailing the proxy card in the envelope provided. To be valid, your vote by mail must be received by 11:59 p.m., Eastern Time, on May 18, 2016.

•	In Person. You may vote in person at the Annual Meeting. (See “What do I need to do to attend the Annual Meeting?” below.)

If you are the beneficial owner of shares held in street name, you will receive voting instructions from the institution holding your shares. The availability of telephone or internet voting will depend upon the institution’s voting processes. You may also vote in person at the Annual Meeting after obtaining a legal proxy from the institution holding your shares. Please contact your broker for more information.

8. How many votes are required to transact business at the Annual Meeting?

To conduct the Annual Meeting, a majority of the votes entitled to be cast, must be present in person or by proxy. This is called a quorum. All shares of our common stock will be considered a single class for purposes of voting on each proposal.

9. If I submit a proxy by internet or mail, how will my shares be voted?

If you properly submit your proxy by internet or mail, and do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return a proxy card but do not give voting instructions, your shares will be voted as recommended by our board.

10. If I am the beneficial owner of shares held in street name and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the NYSE, if you hold shares in street name and do not provide specific voting instructions, your broker may generally vote your shares on certain routine or “discretionary” matters, but cannot vote your shares with respect to non-discretionary matters.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is a discretionary matter and so your broker may vote your shares on that proposal. All of the other proposals are considered non-discretionary matters, which means your broker may not vote your shares without voting instructions from you.

When your broker submits its proxy, but does not vote on the non-discretionary matters, a broker non-vote occurs with respect to those non-discretionary matters.

11. How are votes counted?

With respect to the election of directors, a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting is required for the election of each of the seven nominees. This means that the seven nominees receiving the highest number of votes will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast. Broker non-votes will not be counted as shares entitled to vote with respect to the election of directors and so they will have no effect on the voting results.

All of the other proposals require the affirmative vote of the holders of a majority of the votes present in person or represented by proxy and entitled to vote. Abstentions will have the effect of negative votes with respect to each proposal. Broker non-votes will not be counted as shares entitled to vote with respect to each proposal and therefore will have no effect on the voting results.

12. What do I need to do to attend the Annual Meeting?

You may attend the Annual Meeting and vote your shares in person by ballot. If you are a stockholder of record and plan to attend the Annual Meeting in person, you will need to bring government-issued photo identification and proof of your ownership of stock as of the close of business on March 22, 2016. If you are the beneficial owner of shares held in street name and would like to vote in person at the Annual Meeting, you will need to contact the institution in whose name your shares are registered and obtain a legal proxy.

Please note that no cameras or recording equipment will be permitted in the Annual Meeting.

13. How can I revoke my proxy or change my vote?

You may revoke a proxy at any time prior to the Annual Meeting by submitting a written notice of revocation or a proxy bearing a later date to the company’s Corporate Secretary no later than the deadline specified on the notice or proxy card, or by voting in person at the Annual Meeting.

Please note, however, that under the rules of the NYSE, any stockholder who holds shares of stock in street name with a NYSE member brokerage firm may revoke its proxy and vote its shares in person at the Annual Meeting only in accordance with the brokerage firm’s applicable rules and procedures.

14. Where and when will the voting results be available?

We will file the official voting results on a Form 8-K within four business days of the Annual Meeting. If the final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K when they become available.

15. How can I view the stockholders list?

A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, during the ten days prior to the Annual Meeting, during ordinary business hours, and at the Annual Meeting. To make arrangements to review the list prior to the Annual Meeting, stockholders should contact our Investor Relations department at (866) 632-1770 or ir@artisanpartners.com.

16. Who pays for the expenses of this proxy solicitation?

We will pay all expenses incurred in connection with the solicitation of proxies.

PROPOSAL 1: ELECTION OF DIRECTORS

Under our amended and restated bylaws, our board sets the number of directors who may serve on the board. The size of our board is currently set at seven directors and presently consists of seven directors. On the recommendation of the Nominating and Corporate Governance Committee, each of our current directors is nominated for re-election for a one-year term expiring at our 2017 Annual Meeting of Stockholders. Each director will hold office until his or her successor is duly elected and qualified or until the director’s earlier resignation or removal. In the event any nominee is unable to serve as a director at the time of the Annual Meeting, the proxies voted in favor of such director’s election will instead be voted for any nominee proposed by the Nominating and Corporate Governance Committee and designated by the board to fill the vacancy. Our board has no reason to believe that any nominee will be unable to serve.

Under the terms of our Stockholders Agreement, our Stockholders Committee, which has the authority to vote approximately 64% of the combined voting power of our common stock, is required to vote the shares subject to the agreement “FOR” the election of each of Mr. Barger, Mr. Colson and Mr. Ziegler. Under the agreement, we are required to use our best efforts to elect Mr. Barger, Mr. Colson and Mr. Ziegler, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each.

Recommendation of the Board

The board recommends that you vote “FOR” the election of each of the nominees.

Director Nominees

The names of our directors and their ages, positions and biographies are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position with the Company
Matthew R. Barger	58	Director
Seth W. Brennan	45	Director
Eric R. Colson	47	Chairman of the Board, President, and Chief Executive Officer
Tench Coxe	58	Director
Stephanie G. DiMarco	58	Director
Jeffrey A. Joerres	56	Director
Andrew A. Ziegler	58	Lead Director

Matthew R. Barger has served on our board since February of 2013. Mr. Barger is the chairman of the Nominating and Corporate Governance Committee and also serves on the Audit Committee. He is currently the managing member of MRB Capital, LLC, and he has been a senior advisor at Hellman & Friedman LLC since 2007. Prior to 2007, he served in a number of roles at Hellman & Friedman, including managing general partner and chairman of the investment committee. Mr. Barger was a member of the advisory committee of Artisan Partners Holdings from January 1995 to the completion of our initial public offering in March 2013. Prior to joining Hellman & Friedman, Mr. Barger was an associate in the corporate finance department of Lehman Brothers Kuhn Loeb. Mr. Barger graduated from Yale University in 1979 and received an M.B.A. from the Stanford Graduate School of Business in 1983. He has been a director of Hall Capital Partners LLC since August 2007.

Mr. Barger’s expertise in the investment management industry and his broad experience in public and private directorships, finance, corporate strategy and business development provide valuable insight to our board.

Seth W. Brennan joined our board in October of 2014 and currently serves on the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Brennan is currently managing partner and co-founder of Lincoln Peak Capital. Prior to founding Lincoln Peak Capital in 2008, Mr. Brennan was an executive vice president and founding management team member of Affiliated Managers Group, Inc. Before joining Affiliated Managers Group, Mr. Brennan worked in the global insurance investment banking group at Morgan Stanley & Co. and in the financial institutions group at Wasserstein, Perella & Co. Mr. Brennan received a B.A. from Hamilton College.

Mr. Brennan’s operating and leadership experience in the investment management industry qualifies him to serve on our board. He brings to the board extensive experience in finance and business development.

Eric R. Colson has been President, Chief Executive Officer and a director of Artisan Partners Asset Management since March 2011 and has served as Chairman of the Board since August 1, 2015. He has also been a director of Artisan Partners Funds, Inc., since November 2013 and president and chief executive officer of Artisan Partners Funds, Inc. since February 2010. Mr. Colson has served as chief executive officer of Artisan Partners since January 2010. Before serving as Artisan Partners’ chief executive officer, Mr. Colson served as chief operating officer for investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners since he joined the Company in January 2005. Before joining Artisan Partners, Mr. Colson was an executive vice president of Callan Associates, Inc. Mr. Colson holds a B.A. in economics from the University of California-Irvine.

Mr. Colson’s leadership experience as our President and Chief Executive Officer, his extensive knowledge of and significant contributions to our Company and his expertise in finance, business development and the investment management industry provide the board with a unique perspective and qualify him to serve on our board.

Tench Coxe has served on our board since February of 2013 and currently serves on the Compensation Committee and Nominating and Corporate Governance Committee. Since 1989, he has been a managing director of Sutter Hill Ventures, which he joined in 1987 following his tenure with Digital Communications Associates in Atlanta. Prior to that, Mr. Coxe worked with Lehman Brothers in New York City, where he was a corporate finance analyst specializing in mergers and acquisitions as well as debt and equity financing. Mr. Coxe was a member of Artisan Partners Holdings’ advisory committee from January 1995 to the completion of our initial public offering in March 2013. Mr. Coxe holds a B.A. in economics from Dartmouth College and an M.B.A. from Harvard Business School. He currently serves on the boards of Mattersight Corporation and Nvidia Corporation.

Mr. Coxe’s wide-ranging leadership experience and his experiences with both public and private directorships enable him to provide additional insight to our board and its committees.

Stephanie G. DiMarco has served on our board since February of 2013 and currently chairs the Audit Committee. Ms. DiMarco founded Advent Software, Inc., in 1983 and served Advent in various capacities, most recently as the chair of its board (September 2013 to July 2015), chief executive officer (May 2003 to June 2012) and chief financial officer (July 2008 to September 2009). She currently serves on the advisory board of the College of Engineering at the University of California Berkeley and the board of directors of Summer Search, a non-profit organization. She is also a member of the Presidio Institute Advisory Committee. She is a former member of the board of trustees of the University of California Berkeley Foundation, a former advisory board member of the Haas School of Business at the University of California Berkeley and a former trustee of the San Francisco Foundation where she chaired the investment committee. Ms. DiMarco holds a B.S. in business administration from the University of California at Berkeley.

Ms. DiMarco’s extensive experience in technological developments for the asset management industry and her management experience as a founder, officer and director of Advent provide perspective on the management and operations of a public company. In addition, her extensive financial and accounting experience strengthens our board through her understanding of accounting principles, financial reporting rules and regulations, and internal controls.

Jeffrey A. Joerres has served on our board since February of 2013. He currently chairs the Compensation Committee and serves as a member of the Audit Committee. Mr. Joerres was executive chairman and chairman of the board of directors of ManpowerGroup until his retirement in December 2015. From April 1999 until May 2014, he served as chief executive officer of ManpowerGroup. Prior to becoming chief executive officer, he served as vice president of marketing, senior vice president of European operations and senior vice president of global account management. Prior to joining ManpowerGroup, Mr. Joerres held the position of vice president of sales and marketing for ARI Network Services. Mr. Joerres currently serves on the boards of Johnson Controls, Inc., and Western Union and is a member of the Committee for Economic Development. He is also past chairman and director of the Federal Reserve Bank of Chicago and a former trustee of the U.S. Council for International Business. Mr. Joerres served on the board of Artisan Partners Funds, Inc., from 2001 to 2011. Mr. Joerres holds a bachelor’s degree from Marquette University’s College of Business Administration.

Mr. Joerres’s operating and leadership experience as an officer and director of ManpowerGroup and his innovative approach to optimizing human capital provide the board with insight into the management and operations of a public company.

Andrew A. Ziegler has served on the board since March 2011. Mr. Ziegler was our Executive Chairman until March 2014 when he retired from the Company. Mr. Ziegler served on the board of directors of Artisan Partners Funds, Inc., from January 1995 to November 2013. Mr. Ziegler was a managing director and the chief executive officer of Artisan Partners Holdings from its founding in 1994 through January 2010. Immediately prior to founding Artisan Partners Holdings, Mr. Ziegler was president and chief operating officer of Strong Capital Management, Inc., and president of the Strong Capital Management, Inc., group of mutual funds. Mr. Ziegler holds a B.S. from the University of Wisconsin-Madison and a J.D. from the University of Wisconsin Law School.

Mr. Ziegler’s operational and leadership experience as our past Executive Chairman and his extensive knowledge of our business and the investment management industry provide the board with insight into the Company and valuable continuity of leadership.

We believe that our directors collectively have the skills and experience to oversee and guide our business. Each director has the integrity, business judgment, collegiality and commitment that are among the essential characteristics for membership on our board. They also bring highly developed skills in, among other areas, finance, business operations, corporate strategy and business development. In addition, members of our board have had a great diversity of experiences and bring to our board a wide variety of perspectives that strengthen their ability to provide direction to the Company. They have had wide-ranging leadership experience and extensive involvement across a range of industries and in the investment management and financial services industries in particular.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors must satisfy the criteria for independence under the NYSE listing standards and not have any material relationship with the Company.

Five of our seven directors currently holding office are independent directors. Our board has determined that each of Matthew R. Barger, Seth W. Brennan, Tench Coxe, Stephanie G. DiMarco and Jeffrey A. Joerres is independent in accordance with the NYSE listing standards and our Governance Guidelines, and does not have any relationship that would interfere with exercising independent judgment in carrying out his or her responsibilities as a director.

Board Leadership Structure

Mr. Colson currently serves as Chief Executive Officer and Chairman of the Board and Mr. Ziegler serves as our Lead Director. Our board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may change over time as circumstances warrant. To this end, our board has no policy mandating the combination or separation of the roles of Chairman of the Board and Chief Executive Officer. The board will discuss and consider the matter from time to time as circumstances change and, subject to our amended and restated bylaws, has the flexibility to modify our board leadership structure as it deems appropriate.

Committees of the Board – Board Meetings

The board conducts its business through meetings of the board and of its committees. The board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The current members and chairpersons of the committees are:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Matthew R. Barger*	X		Chair
Seth W. Brennan*		X	X
Eric R. Colson
Tench Coxe*		X	X
Stephanie G. DiMarco*	Chair
Jeffrey A. Joerres*	X	Chair
Andrew A. Ziegler

*	Independent Director

During 2015, our board held five meetings, the Audit Committee held eight meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held four meetings. As a matter of board policy, it is expected that all directors should make every effort to attend meetings of the board and meetings of committees of which they are members. During 2015, each director attended at least 75% of the aggregate number of meetings of the board and meetings of the committees of which he or she is a member.

We encourage our directors to attend our annual meetings of stockholders. Six of our directors attended the Company’s 2015 Annual Meeting of Stockholders.

During 2015, our non-management directors met periodically in executive session without management participation. As Lead Director, Mr. Ziegler presides over executive sessions of non-management directors. Mr. Barger presides over executive sessions of independent directors.

Audit Committee

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. It is comprised solely of directors who meet the independence requirements under the NYSE listing standards and the Securities Exchange Act, and who are “financially literate” under NYSE rules. The board has determined that each member of the Audit Committee has “accounting or related financial management expertise” and qualifies as an “audit committee financial expert”. The Audit Committee assists the board in fulfilling its oversight responsibilities with respect to:

•	The integrity and quality of our financial statements.

•	Our compliance with legal and regulatory requirements.

•	The independent auditor’s qualifications, independence and performance.

•	Our internal audit function.

The Audit Committee is governed by a written Audit Committee Charter adopted by our board. The charter is available under the Corporate Governance link on our website at www.apam.com. We will also provide a printed copy of the charter to stockholders upon request.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised solely of directors who meet the NYSE independence requirements. The responsibilities of the Nominating and Corporate Governance Committee include:

•	Making recommendations to the board regarding the selection of candidates for service on the board and the suitability of proposed nominees as directors.

•	Reviewing, at least annually, the corporate governance guidelines applicable to the Company and recommending changes to the board.

•	Overseeing the evaluation of the board and its committees.

The Nominating and Corporate Governance Committee is governed by a written Nominating and Corporate Governance Committee Charter adopted by our board. The charter is available under the Corporate Governance link on our website at www.apam.com. We will also provide a printed copy of the charter to stockholders upon request.

Compensation Committee

Each member of the Compensation Committee is independent under the NYSE listing standards. The Compensation Committee:

•	Reviews and approves, or makes recommendations to our board with respect to, the compensation of our executive officers.

•	Oversees, and makes recommendations to our board with respect to, our cash and equity incentive compensation plans.

•	Makes recommendations to our board with respect to director compensation.

The Compensation Committee is governed by a written Compensation Committee Charter adopted by our board. The charter is available under the Corporate Governance link on our website at www.apam.com. We will also provide a printed copy of the charter to stockholders upon request.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Seth W. Brennan, Tench Coxe and Jeffrey A. Joerres. The Compensation Committee is comprised solely of independent directors under the NYSE listing standards and our Governance Guidelines. None of the members of the Compensation Committee has been an officer or employee of the Company. None of our executive officers serve on the board of directors or compensation committee of a Company that has an executive officer that serves on our board.

In connection with our initial public offering, we entered into agreements with the limited partners of Artisan Partners Holdings, including with entities associated with Tench Coxe. Information about the agreements, and transactions thereunder, are more fully discussed in “Relationships and Related Party Transactions”.

Director Compensation

Our director compensation program is designed to attract and retain highly qualified non-employee directors. For fiscal year 2015, the director compensation program entitled non-employee directors to a cash component, designed to compensate directors for their service on the board, and an equity component, designed to align the interests of the directors with those of the Company’s stockholders.

For 2015, the standard equity component of the Company’s director compensation program consisted of $100,000 of restricted stock units for each of the non-employee directors awarded under the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Compensation Plan. The shares of Class A common stock underlying the restricted stock units will be delivered on the earlier to occur of (i) a change in control of the Company and (ii) the termination of the director’s service as a director.

During 2015, each non-employee director was entitled to receive cash payments of $50,000, paid in four quarterly installments. The lead director and chairperson of our Audit Committee were entitled to receive an additional cash retainer of $50,000 pro-rated for the period of time during which he or she served in such capacity, and the chairpersons of each of the Compensation Committee and Nominating and Corporate Governance Committee were entitled to receive an additional cash retainer of $40,000. Each of our non-employee directors elected to receive the value of this cash compensation in the form of additional restricted stock units.

As a result, an additional number of restricted stock units were granted to each non-employee director in January of 2015, the value of which equaled the amount of cash compensation to which each director was entitled. One-quarter of the units awarded in lieu of cash compensation vested in each quarter of 2015.

In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending board, committee and stockholder meetings, including those for travel, meals and lodging. These reimbursements are not reflected in the table below.

Mr. Colson does not receive any additional compensation for serving on the board.

The following table provides information concerning the compensation of each non-employee director who served in fiscal year 2015.

Name	Stock Awards
Matthew R. Barger(1)	$190,000
Seth W. Brennan(2)	150,000
Tench Coxe(3)	150,000
Stephanie G. DiMarco(4)	200,000
Jeffrey A. Joerres(5)	190,000
Andrew A. Ziegler(6)	200,000

(1)	On December 31, 2015, Mr. Barger had 8,665 restricted stock units outstanding.
(2)	On December 31, 2015, Mr. Brennan had 3,108 restricted stock units outstanding.
(3)	On December 31, 2015, Mr. Coxe had 7,836 restricted stock units outstanding.
(4)	On December 31, 2015, Ms. DiMarco had 8,872 restricted stock units outstanding.
(5)	On December 31, 2015, Mr. Joerres had 8,665 restricted stock units outstanding.
(6)	On December 31, 2015, Mr. Ziegler had 5,884 restricted stock units outstanding. Mr. Ziegler served as Chairman of the Board from January 1, 2015 through July 31, 2015, and as Lead Director from August 1, 2015 through December 31, 2015. There was no change to Mr. Ziegler’s annual retainer in connection with his change in role.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that guide the board on matters of corporate governance, including:

•	Composition and leadership structure of the board.

•	Selection and retirement of directors.

•	Obligations with respect to board and committee meetings.

•	Committees of the board.

•	Specific functions related to management succession, executive compensation, board compensation and reviewing and approving significant transactions.

•	Certain expectations related to, among things, meeting attendance and participation, compliance with our Code of Business Conduct and other directorships.

•	Evaluation of board performance.

•	Board access to management and independent advisors.

A copy of the Governance Guidelines is available under the Corporate Governance link on our website at www.apam.com. We will provide a printed copy of the Governance Guidelines to stockholders upon request.

Board Effectiveness

On an annual basis, the board, through the Nominating and Corporate Governance Committee, conducts a self-evaluation to evaluate its effectiveness in fulfilling its obligations.

Code of Business Conduct

Our board has adopted a Code of Business Conduct applicable to all directors, officers and employees of the Company to provide a framework for the highest standards of professional conduct and foster a culture of honesty and accountability. The Code of Business Conduct satisfies applicable SEC requirements and NYSE listing standards. The Code of Business Conduct is available under the Corporate Governance link on our website at www.apam.com. We will provide a printed copy of the Code of Business Conduct to stockholders upon request.

Board Oversight of Risk Management

Our board is responsible for overseeing management in the execution of its responsibilities and for assessing our general approach to risk management. In addition, an overall review of risk is inherent in the board’s consideration of our business, long-term strategies and other matters presented to our board. Our board exercises its risk oversight responsibilities periodically as part of its meetings and also through its standing committees, each of which is responsible for overseeing various components of enterprise risk as summarized below.

Board/Committee	Primary Areas of Risk Oversight

Full Board	Oversight of strategic, financial and execution risks in connection with the Company’s business operations and the operating environment.

Audit Committee	Oversight of risks related to financial matters (particularly financial reporting and accounting practices and policies) and significant tax, legal and compliance matters.

Nominating and Corporate Governance Committee	Oversight of risks associated with director independence, potential conflicts of interest, management succession planning and overall board effectiveness.

Compensation Committee	Oversight of risks associated with compensation policies, plans and practices, including whether the compensation program provides appropriate incentives that do not encourage excessive risk taking.

Senior management is responsible for assessing and managing risk, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis, including the creation of appropriate risk management programs. The board periodically reviews information presented by senior management regarding the assessment and management of the Company’s risk.

Our board’s role in risk oversight of the Company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and our board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities provides a consistent and effective approach for identifying, managing and mitigating risks throughout the Company.

Nomination of Directors

The Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for identifying and selecting, or recommending for the board’s selection, the nominees to stand for election to the board and for recommending to the board individuals to fill vacancies occurring between annual meetings of stockholders. The Nominating and Corporate Governance Committee must determine that new nominees for the position of independent director satisfy the independence requirements under the NYSE listing standards and, in accordance with the Governance Guidelines, the following criteria:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of our business.

•	Ability and willingness to commit adequate time to board and committee matters.

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company.

•	Diversity of viewpoints, background, experience and other demographics, including gender, age, race and ethnicity.

The Nominating and Corporate Governance Committee seeks to create a board that consists of a diverse group of qualified individuals that function effectively as a group. Qualified candidates are those who, in the judgment of the committee, possess strong personal attributes and relevant business experience to assure effective service on our board. Personal attributes include effective leadership qualities, a high standard of integrity and ethics, professional and sound judgment, strong interpersonal skills, and a collaborative attitude. Experience and qualifications include professional experience with corporate boards, financial acumen, industry knowledge, diversity of viewpoints, and special business experience and expertise in an area relevant to the Company. When the committee reviews a potential new candidate, the committee will look specifically at the candidate’s qualifications in light of the needs of our board and the Company at that time given the then current make-up of our board.

We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, experiences, and other demographics, including gender, age, race and ethnicity. One of the factors that the committee will consider in identifying and evaluating a potential nominee is the extent to which the nominee would add to the diversity of our board. Candidates will be selected on the basis of qualifications and experience without discriminating on the basis of gender, age, race or ethinicity.

The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the board and/or any committee thereof. In the event that vacancies are anticipated or otherwise arise, the committee will seek to identify director candidates based on input provided by a number of sources, including: (i) our directors; (ii) management; and (iii) our stockholders. The committee also has the authority to consult with or retain advisors or search firms to assist in the identification and evaluation of qualified director candidates. In addition to the above considerations, the committee will consider the Company’s obligations under the Stockholders Agreement to which the Company is a party when identifying, selecting or recommending nominees for the board.

Once director candidates have been identified, the Nominating and Corporate Governance Committee will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the committee deems necessary or appropriate, including those set forth above. The committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek the approval of the full board for the nomination of the candidate or the election of such candidate to fill a vacancy on the board.

All of the nominees recommended for election at the 2016 Annual Meeting are current members of the board. Based on the Nominating and Corporate Governance Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and their past performance as directors, the committee has recommended the nominees for re-election and the board has approved such recommendation. The committee has not received any nominations for new directors from stockholders for the 2016 Annual Meeting.

Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders as candidates for election to the board. A stockholder wishing to nominate a candidate for election to the board at an annual meeting is required to give written notice to our Corporate Secretary providing the specific information set forth in Section 1.13 of our amended and restated bylaws. The notice must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the 10th day following the date on which such annual meeting is first publicly announced or disclosed. A copy of the amended and restated bylaws is available under the Corporate Governance link on our website at www.apam.com.

Stockholders’ Proposals for the 2017 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2017 Annual Meeting of Stockholders must submit their proposals by certified mail, return receipt requested, and must be received by the Corporate Secretary at our principal offices in Milwaukee, Wisconsin, on or before December 5, 2016, to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting. In the event that we hold our 2017 Annual Meeting of Stockholders more than 30 days before or after May 19, 2017 (the one-year anniversary date of the 2016 Annual Meeting), we will disclose the new deadline by which stockholders’ proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. For such a proposal to be properly brought before the 2017 Annual Meeting of Stockholders, the Corporate Secretary must receive written notice of the matter the stockholder wishes to present not less than 90 nor more than 120 days prior to the first anniversary of the 2016 Annual Meeting of Stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our amended and restated bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 19, 2017, and no later than February 18, 2017. However, if the 2017 Annual Meeting of Stockholders is not scheduled to be held within a period that commences 30 days before and ends 30 days after the anniversary date of our 2016 Annual Meeting, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the 10th day following the date on which the annual meeting date is first publicly announced or disclosed. Any such stockholder notice must be in writing and must provide the specific information set forth in Section 1.13 of our amended and restated bylaws. A copy of the amended and restated bylaws is available under the Corporate Governance link on our website at www.apam.com.

Stockholder proposals should be sent to the Corporate Secretary at the address provided below under “Communications with the Board”.

Communications with the Board

Stockholders or other interested parties wishing to contact the board, the non-management directors or any individual director may send correspondence to the address provided below.

Artisan Partners Asset Management Inc.

Attn: Corporate Secretary

875 East Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

Communications are distributed to the board, or to any individual director, as deemed appropriate by the Corporate Secretary, depending on the facts and circumstances outlined in the communication.

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions and biographies are set forth below. There are no family relationships among any of our directors or executive officers.

Eric R. Colson	47	President, Chief Executive Officer and Chairman of the Board
Charles J. Daley, Jr.	53	Executive Vice President, Chief Financial Officer and Treasurer
James S. Hamman, Jr.	46	Executive Vice President
Sarah A. Johnson	44	Executive Vice President, Chief Legal Officer and Secretary
Dean J. Patenaude	53	Executive Vice President
Gregory K. Ramirez	45	Executive Vice President

Eric R. Colson has been President, Chief Executive Officer and a director of Artisan Partners Asset Management since March 2011 and has served as Chairman of the Board since August 1, 2015. He has also been a director of Artisan Partners Funds, Inc., since November 2013 and president and chief executive officer of Artisan Partners Funds, Inc. since February 2010. Mr. Colson has served as chief executive officer of Artisan Partners since January 2010. Before serving as Artisan Partners’ chief executive officer, Mr. Colson served as chief operating officer for investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners since he joined the Company in January 2005. Before joining Artisan Partners, Mr. Colson was an executive vice president of Callan Associates, Inc. Mr. Colson holds a B.A. in economics from the University of California-Irvine.

Charles J. Daley, Jr. has been Executive Vice President, Chief Financial Officer and Treasurer of Artisan Partners Asset Management since March 2011. He has served as chief financial officer of Artisan Partners since August 2010. Mr. Daley has been a managing director of Artisan Partners since July 2010. Prior to that, he was chief financial officer, executive vice president and treasurer of Legg Mason, Inc. Mr. Daley holds a B.S. in accounting from the University of Maryland, is an inactive certified public accountant, and holds a Series 27 license.

James S. Hamman, Jr. was appointed Executive Vice President of Artisan Partners Asset Management in February 2016. He has served as a managing director of Artisan Partners with responsibility for overseeing human capital and various corporate development initiatives since April 2014. Prior to his current role, Mr. Hamman was responsible for providing legal advice with respect to various aspects of our advisory business. He has also served as a director of Artisan Partners Global Funds since June 2010. Mr. Hamman joined Artisan Partners in March 2010. He holds a B.B.A from the University of Notre Dame and a J.D. from Northwestern University School of Law.

Sarah A. Johnson has been Executive Vice President, Chief Legal Officer and Secretary of Artisan Partners Asset Management and General Counsel of Artisan Partners since October 2013. From April 2013 to October 2013 she served as Assistant Secretary of Artisan Partners Asset Management. She has been general counsel of Artisan Partners Funds, Inc., since February 2011. Ms. Johnson was named a managing director of Artisan Partners in March 2010. Prior to joining Artisan Partners in July 2002, Ms. Johnson practiced law with the law firm of Bell, Boyd & Lloyd LLC, Chicago, Illinois. Ms. Johnson holds a B.A. from Northwestern University and a J.D. from Northwestern University School of Law.

Dean J. Patenaude has been Executive Vice President of Artisan Partners Asset Management since July 2012 and a managing director of Artisan Partners and Head of Global Distribution since joining Artisan Partners in March 2009. Before joining Artisan Partners, Mr. Patenaude was senior vice president and head of global distribution for Affiliated Managers Group, Inc. Mr. Patenaude holds a B.S. in Business Administration from Georgetown University and an M.B.A. from the Kellogg School of Management at Northwestern University.

Gregory K. Ramirez was appointed Executive Vice President of Artisan Partners Asset Management in February 2016. From October 2013 to February 2016 he served as Senior Vice President and from April 2013 to October 2013 as Assistant Treasurer. He currently serves as chief financial officer for Artisan Partners Funds, Inc., and Head of Securities Operations and Vehicle Administration for Artisan Partners. He has also served as a director of Artisan Partners Global Funds since June 2010. His prior roles with Artisan Partners include controller, chief accounting officer and director of client accounting and administration. Mr. Ramirez was named a managing director of Artisan Partners in April 2003. Prior to joining the firm in July 1997, Mr. Ramirez was an audit manager with Price Waterhouse, focusing on investment company audits and reviewing transfer agency controls. Mr. Ramirez holds a B.B.A. in Accounting from the University of Iowa and an M.B.A. from Marquette University. He is a Certified Public Accountant and holds a Series 27 license.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 22, 2016, for the following:

•	Each person known by us to beneficially own more than 5% of any class of our outstanding shares, as of March 22, 2016, or such other date as indicated in the footnotes below.

•	Each of our named executive officers.

•	Each of our directors.

•	All of our named executive officers and directors as a group.

Each share of our Class A and Class C common stock is entitled to one vote per share. Each share of Class B common stock initially entitles its holder to five votes per share. The number of votes per share of Class B common stock will decrease from five to one when holders of Class B common stock collectively hold less than 20% of the aggregate number of outstanding shares of common stock. As of March 22, 2016, the holders of Class B common stock collectively held approximately 28% of the aggregate number of outstanding shares of common stock.

Each share of our Class C common stock corresponds to a Class A common unit, Class D common unit or Class E common unit of Artisan Partners Holdings, and each share of Class B common stock corresponds to a Class B common unit of Artisan Partners Holdings. Subject to certain restrictions, common units are exchangeable for shares of our Class A common stock on a one-for-one basis, and upon any such exchange, the corresponding shares of Class C or Class B common stock, as applicable, are canceled.

Because we have disclosed the ownership of shares of our Class B and Class C common stock (which correspond to partnership units that are exchangeable for Class A common stock), the shares of Class A common stock underlying partnership units are not separately reflected in the table below.

Applicable percentage ownership is based on 41,445,150 shares of Class A common stock (including 178,401 restricted stock units that are currently outstanding), 17,572,251 shares of Class B common stock and 15,639,101 shares of Class C common stock outstanding at March 22, 2016. The aggregate percentage of combined voting power represents voting power with respect to all shares of our common stock voting together as a single class and is based on 144,767,105 total votes attributed to 74,478,101 total shares of outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Except as otherwise indicated, the address for each stockholder listed below is c/o Artisan Partners Asset Management Inc., 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

	Class A(1)		Class B		Class C		Aggregate % of Combined Voting Power
	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class
Directors and Named Executive Officers:
Stockholders Committee(2)	4,065,989	9.8%	17,572,251	100%	—	—	63.5%
Eric R. Colson(3)	69,000	*	667,768	3.8%	—	—	—
Charles J. Daley, Jr.(3)(4)	23,900	*	135,333	*	—	—	*
Gregory K. Ramirez(3)	23,400	*	79,864	*	—	—	*
Sarah A. Johnson(3)	27,000	*	94,464	*	—	—	*
Dean J. Patenaude(3)(5)	26,520	*	131,195	*	—	—	*
Andrew A. Ziegler(6)(7)	12,286	*	—	—	6,955,973	44.5%	4.8%
Matthew R. Barger(7)	14,785	*	—	—	1,242,002	7.9%	*
Seth W. Brennan(7)(8)	20,439	*	—	—	—	—	*
Tench Coxe(7)(9)	35,078	*	—	—	—	—	*
Stephanie G. DiMarco(7)	86,392	*	—	—	—	—	*
Jeffrey A. Joerres(7)	18,285	*	—	—	—	—	*
Directors and executive officers as a group (11 persons)	4,236,663	10.2%	17,572,251	100%	8,197,975	52.4%	69.3%
5+% Stockholders:
Artisan Investment Corporation(6)	—	—	—	—	6,955,973	44.5%	4.8%
MLY Holdings Corp.(3)(10)	—	—	3,218,277	18.3%	—	—	—
LaunchEquity Acquisition Partners, LLC (3)(11)	—	—	2,069,928	11.8%	—	—	—
N. David Samra(3)	661,136	1.6%	1,601,003	9.1%	—	—	—
James C. Kieffer(3)	—	—	1,477,611	8.4%	—	—	—
Scott C. Satterwhite(3)	—	—	1,475,151	8.4%	—	—	—
George Sertl(3)	—	—	1,474,058	8.4%	—	—	—
Daniel J. O’Keefe(3)	748,160	1.8%	1,329,655	7.6%	—	—	*
James D. Hamel(3)	256,542	*	966,066	5.5%	—	—	—
Patricia Christina Hellman Survivor’s Trust	—	—	—	—	1,330,738	8.5%	*
Arthur Rock 2000 Trust	—	—	—	—	1,153,280	7.4%	*
Thomas F. Steyer	—	—	—	—	1,082,314	6.9%	*
The Pisces Fund	—	—	—	—	807,305	5.2%	*
Kayne Anderson Rudnick Investment Mgmt (12)	4,060,042	9.8%	—	—	—	—	2.8%
The Vanguard Group(13)	2,523,308	6.1%	—	—	—	—	*
FMR LLC.(14)	2,871,184	6.9%	—	—	—	—	*
Eaton Vance Management(15)	2,512,925	6.1%	—	—	—	—	1.7%

*	Less than 1%.
(1)	Subject to certain exceptions, the persons who hold shares of our Class B common stock and Class C common stock (which correspond to partnership units that generally are exchangeable for Class A common stock) are currently deemed to have beneficial ownership over a number of shares of our Class A common stock equal to the number of shares of our Class B common stock and Class C common stock reflected in the table above, respectively. Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock, the shares of Class A common stock underlying partnership units are not separately reflected in the table above.
(2)	Each of our employees to whom we have granted equity (including Mr. Colson, Mr. Daley, Mr. Ramirez, Ms. Johnson and Mr. Patenaude) has entered into a Stockholders Agreement pursuant to which they granted an irrevocable voting proxy with respect to all of the shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a Stockholders Committee currently consisting of Mr. Colson, Mr. Daley and Mr. Ramirez. All shares subject to the Stockholders Agreement are voted in accordance with the majority decision of those three members. Shares originally subject to the Stockholders Agreement cease to be subject to it when sold by the employee or upon the termination of the employee’s employment with us.

The number of shares of Class A and Class B common stock in this row includes all shares of Class A common stock and Class B common stock that we have granted to current employees and that have not yet been sold by those employees. As members of the Stockholders Committee, Mr. Colson, Mr. Daley and Mr. Ramirez share voting power over all of these shares. Other than as shown in the row applicable to each of them individually, none of Mr. Colson, Mr. Daley or Mr. Ramirez has investment power with respect to any of the shares subject to the Stockholders Agreement, and each disclaims beneficial ownership of such shares.

(3)	Pursuant to the Stockholders Agreement, Mr. Colson, Mr. Daley, Mr. Ramirez, Ms. Johnson, Mr. Patenaude, MLY Holdings Corp., LaunchEquity Acquisition Partners, LLC, Mr. Samra, Mr. Kieffer, Mr. Satterwhite, Mr. Sertl, Mr. O’Keefe and Mr. Hamel each granted an irrevocable voting proxy with respect to all of the shares of our common stock he or she has acquired from us and any shares he or she may acquire from us in the future to the Stockholders Committee as described in footnote 2 above. Each retains investment power with respect to the shares of our common stock he or she holds, which are the shares reflected in the row applicable to each person. 400 of Mr. Daley’s shares, 1,400 of Mr. Ramirez’s shares, 4,000 of Ms. Johnson’s shares, 20 of Mr. Patenaude’s shares, and 18,555 of Mr. O’Keefe’s shares, respectively, are not subject to the Stockholders Agreement.
(4)	Includes 200 shares of Class A common stock held by Mr. Daley’s daughter.
(5)	Includes 20 shares of Class A common stock held by Mr. Patenaude’s son.
(6)	The Class C shares reflected in the row applicable to Mr. Ziegler individually are owned by Artisan Investment Corporation. Mr. Ziegler and Carlene M. Ziegler, who are married to each other, control Artisan Investment Corporation.
(7)	Includes the shares of Class A common stock underlying restricted stock units granted to our non-employee directors. The underlying shares will be delivered on the earlier to occur of (i) a change in control of tand (ii) assuming the restricted stock units have vested, the termination of such person’s service as a director. Mr. Coxe holds restricted stock units awarded to him for the benefit of the managing directors of the general partner of Sutter Hill Ventures.
(8)	Includes 6,250 shares of Class A common stock held by a trust for the benefit of Mr. Brennan’s children.
(9)	Includes 22,411 shares of Class A common stock held by a trust of which Mr. Coxe is a co-trustee and beneficiary. Mr. Coxe shares voting and investment power over all of such shares of Class A common stock.
(10)	MLY Holdings Corp. is a Delaware corporation through which Mark L. Yockey holds his shares of Class B common stock. Mr. Yockey is the sole director of MLY Holdings Corp.
(11)	LaunchEquity Acquisition Partners, LLC, is a manager-managed designated series limited liability company organized under the laws of the State of Delaware. Andrew C. Stephens is the sole manager of the designated series of LaunchEquity Acquisition Partners through which Mr. Stephens holds his shares of Class B common stock.
(12)	This information has been derived from the Schedule 13G filed with the SEC on February 10, 2016 by Kayne Anderson Rudnick Investment Management LLC, which states that Kayne Anderson Rudnick Investment Management had voting control and dispositive power over 4,060,042 shares of Class A common stock as of December 31, 2015. The address of Kayne Anderson Rudnick Investment Management is 1800 Avenue of the Stars, Los Angeles, California, 90067.
(13)	This information has been derived from the Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group, Inc., which states that Vanguard Group had voting control over 28,915 shares and dispositive power over 2,523,308 shares of Class A common stock as of December 31, 2015. The address of the Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania, 19355.
(14)	This information has been derived from the Schedule 13G filed with the SEC on February 12, 2016 by FMR LLC, which states that FMR LLC had voting control over 1,238,504 shares and dispositive power over 2,871,184 shares of Class A common stock as of December 31, 2015. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts, 02210.
(15)	This information has been derived from the Schedule 13G filed with the SEC on February 12, 2016 by Eaton Vance Management, which states that Eaton Vance Management had voting control and dispositive power over 2,512,925 shares of Class A common stock as of December 31, 2015. The address of Eaton Vance Management is 2 International Place, Boston, Massachusetts, 02110.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act and regulations of the SEC require our directors, executive officers and, with certain exceptions, persons who own more than 10% of a registered class of our equity securities, as well as certain affiliates of such persons, to file with the SEC reports of ownership of, and transactions in, our equity securities. These reporting persons are further required to provide us with copies of these reports.

Based solely on our review of such reports and written representations by the reporting persons, we believe that during the fiscal year ended December 31, 2015, our directors, officers and owners of more than 10% of a registered class of our equity securities complied with all applicable filing requirements, except for one late Form 4 for Ms. DiMarco relating to two purchases inadvertently made during fiscal 2015 pursuant to a broker-administered dividend reinvestment program.

COMPENSATION DISCUSSION AND ANALYSIS

Summary

The core elements of our named executive officers’ compensation are base salary, a performance based discretionary cash bonus, and equity awards.

The following table shows the elements of compensation paid to our named executive officers with respect to 2015, 2014 and 2013. The amounts in this table vary from the data and reporting conventions required in the Summary Compensation Table below.

Name & Principal Position	Year	Salary	Cash Bonus	Restricted Share Grant	Total Direct Compensation	Incentive Pay as a % of Total Direct Compensation
Eric R. Colson,	2015	$250,000	$5,500,000	$915,300	$6,665,300	96%

Chief Executive Officer	2014	250,000	5,500,000	873,510	6,623,510	96%

	2013	250,000	7,000,000	1,178,100	8,428,100	97%

Charles J. Daley, Jr.,	2015	250,000	2,000,000	305,100	2,555,100	90%

Chief Financial Officer	2014	250,000	2,000,000	423,520	2,673,520	91%

	2013	250,000	2,500,000	549,780	3,299,780	92%

Dean J. Patenaude,	2015	250,000	2,200,000	305,100	2,755,100	91%

Executive Vice President	2014	250,000	2,200,000	370,580	2,820,580	91%

	2013	250,000	2,100,000	497,420	2,847,420	91%

Sarah A. Johnson,	2015	250,000	1,200,000	305,100	1,755,100	86%

Chief Legal Officer	2014	250,000	1,025,000	423,520	1,698,520	85%

	2013	250,000	950,000	261,800	1,461,800	83%

Gregory K. Ramirez,	2015	250,000	1,150,000	305,100	1,705,100	85%

Executive Vice President	2014	250,000	1,075,000	370,580	1,695,580	85%

	2013	250,000	1,000,000	261,800	1,511,800	83%

The 2015 compensation reflects, among other things:

•	The maintenance of an environment and culture in which our investment professionals continued to deliver strong investment performance. At year-end, the 5-year average annual returns of 8 of our 12 investment strategies with 5-year track records exceeded the returns of the applicable benchmark. Six of those strategies beat their benchmark on average by over 450 basis points per year during the 5-year period. Our Global Opportunities and Global Equity strategies, both of which are open to new clients and investors and have realizable capacity, beat their benchmarks by over 600 and 550 basis points, respectively, over the 5-year period.

•	The hiring and on-boarding of our seventh investment team, the Developing World team, and the successful launch of the team’s first strategy, the Artisan Developing World strategy. The Developing World strategy is consistent with our high value added philosophy and reflects our goal of launching new strategies with high degrees of freedom that are not easily replicated with passive products.

•	The successful first full-year for the Artisan High Income strategy, the firm’s first credit strategy. At year-end, the strategy had assets under management of $988.9 million.

•	The further expansion of our global distribution efforts, including opening new offices in Australia and Canada. At year-end, $14.2 billion of our total assets under management were from clients domiciled outside the U.S.

•	Executing our variable expense financial model in order to deliver a strong adjusted operating margin of 40.3%. Our 2015 revenues of $805.5 million and adjusted operating income of $324.5 million are the second highest annual revenues and income in the firm’s history, behind only 2014. We also continued to distribute over 100% of our adjusted earnings to our investors. (For an explanation of our adjusted financial metrics and a reconciliation to the most comparable GAAP metric, please see our annual report on Form 10-K filed with the SEC on February 25, 2016.)

•	The successful completion of our March 2015 follow-on offering and the continued evolution of our capital structure.

•	Maintaining and enhancing relationships and communication with clients, employees, investors and potential new investment talent.

In 2014 we introduced a new component to our equity compensation program: career shares. Our standard restricted shares vest pro-rata over the five years following the date of grant. For career shares to vest, both of the following conditions must be met:

•	Pro rata time-vesting, under which 20% of the shares satisfy this condition in each of the five years following the year of grant.

•	Qualifying retirement, which requires that the recipient (i) has been employed by us for at least 10 years at retirement; (ii) had provided, in the case of named executive officers and portfolio managers, three years’ prior written notice of retirement (which can be reduced to not less than one year at our discretion); and (iii) remains at the Company through the retirement notice period.

One-half of the restricted shares awarded to each of our named executive officers since 2014 have been career shares. With certain exceptions, those career shares will only vest if and when the named executive officer retires from the Company in accordance with the qualifying retirement conditions. We believe that career shares will further align the interests of our named executive officers, portfolio managers, and other senior employees with our stockholders and clients and will incentivize recipients to remain at our firm until they are ready to leave in a thoughtful and structured way.

In addition to career shares, our named executive officer compensation program includes the following features that we believe reflect sound corporate pay governance:

•	We do not have employment or other agreements that provide termination benefits outside the context of a change in control.

•	Our post-IPO equity grants include double-trigger change in control provisions.

•	We do not provide “golden parachute” tax gross ups.

•	None of our named executive officers have bonus guarantees.

•	We do not offer retirement or pension plans other than the same 401(k) plan that is available to all employees.

•	We do not maintain any benefit plans or perquisites that cover only one or more of our named executive officers.

•	Our insider trading policy prohibits hedging or pledging of Company stock by our employees.

•	Our Compensation Committee receives input from an independent compensation consultant.

Objectives of the Compensation Program

We believe that to create long-term value for our stockholders our management team needs to focus on the following business objectives:

•	Achieving profitable and sustainable financial results.

•	Delivering superior investment performance and client service.

•	Attracting and retaining top investment talent whose interests are aligned with our clients and stockholders.

•	Expanding our investment capabilities through thoughtful growth.

•	Continuing to diversify our sources of assets.

Our cash and equity compensation programs are designed to:

•	Support our business strategy.

•	Attract, motivate and retain highly talented, results-oriented individuals.

•	Reward the achievement of superior and sustained long-term performance.

•	Be flexible and responsive to evolving market conditions.

•	Align the interests of our named executive officers with our stockholders.

•	Provide competitive pay opportunities.

Determination of Compensation

Role of Compensation Committee, Board and Chief Executive Officer. Our Compensation Committee, which is comprised solely of independent directors, has ultimate responsibility for all compensation decisions relating to our named executive officers. Other members of the board regularly attend and participate in meetings of the Compensation Committee, and the members of the Compensation Committee and board regularly meet in executive session without management present. The decisions of the Compensation Committee are reported to the entire board.

Our Chief Executive Officer evaluates the performance of, and makes recommendations to our Compensation Committee regarding compensation matters involving, the other named executive officers. The Compensation Committee retains the ultimate authority to approve, reject or modify those recommendations. The Compensation Committee independently evaluates our Chief Executive Officer’s performance and determines our Chief Executive Officer’s compensation.

Use of Compensation Consultant. Our Compensation Committee has retained the services of McLagan, a compensation consultant, to provide advice regarding our named executive officer compensation program and compensation trends in the asset management industry. McLagan must receive pre-approval from the chairperson of our Compensation Committee prior to accepting any non-survey-related work from management. Other than compensation surveys and multi-client studies where McLagan provided information, but not advice, McLagan did not provide any services to management in 2015. Our Compensation Committee has assessed the independence of McLagan pursuant to SEC rules and concluded that no conflict of interest exists that prevents McLagan from independently advising the Compensation Committee.

Peer Group Compensation Review. We consider the individual and aggregate pay levels and financial performance of other asset management companies as inputs to our compensation decision-making process. For example, in approving the elements and amounts of compensation paid to our named executive officers with respect to 2015, our Compensation Committee considered compensation information with respect to other companies in the asset management industry.

Tax and Accounting Considerations. When it reviews compensation matters, our Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to its named executive officers, although these considerations are not dispositive. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-traded corporation that pays compensation in excess of $1 million to any of its named executive officers (other than the chief financial officer) in any taxable year, unless the compensation plan and awards meet certain requirements. Section 162(m) did not apply to our compensation prior to our IPO in March 2013. Under the transition rules, in general, compensation paid under a plan that existed while we were private is exempt from the $1 million deduction limit until the earliest to occur of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available shares and other compensation that has been allocated under the plan; and (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which our IPO occurred (i.e., the first meeting of stockholders after December 31, 2016). To the extent Section 162(m) is now applicable to us, we are relying on this exemption. Notwithstanding the foregoing, we reserve the right to pay amounts that are not deductible under Section 162(m) during any period when Section 162(m) is applicable to us.

Elements of our Named Executive Officers’ Compensation and Benefits

The elements of our named executive officer compensation program include:

•	Base salary.

•	Annual performance based discretionary cash bonus.

•	Equity compensation.

•	Retirement benefits.

•	Other benefits.

Base Salary

Base salaries are intended to provide our named executive officers with a degree of financial certainty and stability that does not depend on performance and that does not differentiate among the responsibilities, contributions or performance of our named executive officers. Instead, we consider it a baseline compensation level that delivers some current cash income to our named executive officers. As is typical in the asset management industry, our named executive officers’ base salaries represent a relatively small portion of their overall total direct compensation. We believe that the potential for substantial incentive compensation is seen by our named executive officers as the more important component. Further, we believe in a model of managed fixed costs and the potential for substantial upside to productive employees and view this compensation structure as promoting our business objectives. Each of our named executive officers received an annual base salary of $250,000 in 2015. The $250,000 annual base salary for named executive officers has remained unchanged over the last decade. We will continue to annually review the base salaries of our named executive officers.

Annual Performance Based Discretionary Cash Bonus

Cash incentive compensation is the most significant part of our named executive officers’ total direct compensation. Annual cash incentive compensation is determined after the end of each year and is based on the Compensation Committee’s assessment of individual and company-wide performance measured over long-term periods. We do not use predetermined incentive formulas to evaluate performance or determine pay. In its decision-making process for 2015, the Compensation Committee considered the execution of certain key strategic priorities, as well as business and financial metrics.

At its April 2015 meeting, our Compensation Committee discussed target bonus amounts for each named executive officer and a set of key strategic priorities and business and financial metrics against which to evaluate performance and determine bonuses. At its July and October 2015 meetings, the Compensation Committee reviewed the strategic priorities and metrics and discussed the target bonus amounts. In early January 2016 the Compensation Committee met to discuss the execution of strategic priorities and again discussed the target bonus amounts. In late January 2016 the Compensation Committee determined annual cash bonuses for 2015 based on its assessment of the named executive officers’ execution of strategic priorities and our 2015 business and financial results. In shaping its decisions with respect to all of the named executive officers, the Compensation Committee considered the following key 2015 achievements:

•	The maintenance of an environment and culture in which our investment professionals continued to deliver strong investment performance. At year-end, the 5-year average annual returns of 8 of our 12 investment strategies with 5-year track records exceeded the returns of the applicable benchmark. Six of those strategies beat their benchmark on average by over 450 basis points per year during the 5-year period. Our Global Opportunities and Global Equity strategies, both of which are open to new clients and investors and have realizable capacity, beat their benchmarks by over 600 and 550 basis points, respectively, over the 5-year period.

•	The hiring and on-boarding of our seventh investment team, the Developing World team, and the successful launch of the team’s first strategy, the Artisan Developing World strategy. The Developing World strategy is consistent with our high value added philosophy and reflects our goal of launching new strategies with high degrees of freedom that are not easily replicated with passive products.

•	The successful first full-year for the Artisan High Income strategy, the firm’s first credit strategy. At year-end, the strategy had assets under management of $988.9 million.

•	The further expansion of our global distribution efforts, including opening new offices in Australia and Canada. At year-end, $14.2 billion of our total assets under management were from clients domiciled outside the U.S.

•	Executing our variable expense financial model in order to deliver a strong adjusted operating margin of 40.3%. Our 2015 revenues of $805.5 million and adjusted operating income of $324.5 million are the second highest annual revenues and income in the firm’s history, behind only 2014. We also continued to distribute over 100% of our adjusted earnings to our investors. (For an explanation of our adjusted financial metrics and a reconciliation to the most comparable GAAP metric, please see our annual report on Form 10-K filed with the SEC on February 25, 2016.)

•	The successful completion of our March 2015 follow-on offering and the continued evolution of our capital structure.

•	Maintaining and enhancing relationships and communication with clients, employees, investors and potential new investment talent.

Based on these achievements, the Compensation Committee determined to pay 2015 cash incentive awards as follows: $5,500,000 for Mr. Colson; $2,000,000 for Mr. Daley; $1,200,000 for Ms. Johnson; $2,200,000 for Mr. Patenaude; and $1,150,000 for Mr. Ramirez.

Equity Compensation

We strongly believe that equity participation causes employees to think and act like owners. Each of our named executive officers has significant holdings in the Company’s equity, through a mix of standard restricted shares, career shares and Class B common units of Artisan Partners Holdings. We place significant restrictions on the number of Class B common units that our named executive officers may sell in any given year. These restrictions result in our named executive officers maintaining a significant level of equity ownership.

In 2014 we introduced a new component to our equity compensation program: career shares. Our standard restricted shares vest pro-rata over the five years following the date of grant, subject to continued employment. For career shares to vest, both of the following conditions must be met:

•	Pro rata time-vesting, under which 20% of the shares satisfy this condition in each of the five years following the year of grant.

•	Qualifying retirement, which requires that the recipient (i) has been employed by us for at least 10 years at retirement; (ii) had provided, in the case of named executive officers and portfolio managers, three years’ prior written notice of retirement (which can be reduced to not less than one year at our discretion); and (iii) remains at the company through the retirement notice period.

Career shares and standard restricted shares will also vest upon a termination of employment due to death or disability. In addition, after a change of control, if the company terminates a recipient without cause or he or she resigns for good reason, in either case, within two years after a change in control, the shares will fully vest.

We believe that career shares will further align the interests of our named executive officers, portfolio managers, and other senior employees with our stockholders and clients and will incentivize recipients to remain at our firm until they are ready to leave in a thoughtful and structured way. Both standard restricted shares and career shares are awarded pursuant to the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan.

In January 2016, our Compensation Committee recommended, and our board subsequently approved, equity grants to certain of our employees, including to our named executive officers. The aggregate award constituted a total of 1.1 million shares, of which a total of 70,000 shares (or 6% of the total grant) were awarded to our named executive officers as follows: 15,000 standard restricted shares and 15,000 career shares for Mr. Colson; 5,000 standard restricted shares and 5,000 career shares for Mr. Daley; 5,000 standard restricted shares and 5,000 career shares for Ms. Johnson; 5,000 standard restricted shares and 5,000 career shares for Mr. Patenaude; and 5,000 standard restricted shares and 5,000 career shares for Mr. Ramirez. The size of the award to each named executive officer was determined by the Compensation Committee in consultation with our Chief Executive Officer. By accepting the awards, each of our named executive officers agreed to certain restrictive covenants, including agreements not to compete with Artisan or solicit Artisan clients and employees, for one year after he or she ceases to be employed by Artisan.

We intend to continue to grant annual equity-based awards to our current named executive officers under the Omnibus Plan, which provides for a wide variety of equity awards. The size and structure of the equity awards granted with respect to 2015 may not be indicative of future awards. Future equity awards may be granted in a mix of restricted shares (both standard and career) and options and subject to both time- and performance-based vesting. We expect that future awards of restricted shares to our named executive officers will continue to consist of one-half career shares and one-half standard restricted shares.

Retirement Benefits

We believe that providing a cost-effective retirement benefit for the Company’s employees is an important recruitment and retention tool. Accordingly, the Company maintains, and each of the named executive officers participates in, a contributory defined contribution retirement plan for all U.S.-based employees, and matches 100% of each employee’s contributions (other than catch-up contributions by employees age 50 and older) up to the 2015 limit of $18,000. We also maintain retirement plans or make retirement plan contributions (or equivalent cash payments) for our employees based outside the U.S. The opportunity to participate in a retiree health plan, at the sole expense of the retiree, is available to employee-partners and career share recipients who have at least 10 years of service with us at the time of retirement.

Other Benefits

Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health care savings accounts, on the same basis as all U.S. employees, subject to satisfying any eligibility requirements and applicable law. We also generally provide employer-paid parking or transit assistance and, for our benefit and convenience, on-site food and beverages; our named executive officers enjoy those benefits on the same terms as all of our employees.

Equity Award Modification

Our transition from a private partnership to a publicly-traded company in 2013 resulted in our recognizing several non-recurring expenses, including a non-recurring compensation expense of $287.3 million related to the modification of the Class B equity awards that we had made to our employee-partners, including each of our named executive officers. Prior to the IPO, the Class B awards were redeemable by us for cash upon termination of employment. The redemption value included a premium in the case of termination by reason of death, disability or retirement. As part of the 2013 IPO reorganization, the Class B awards were amended to eliminate the cash redemption feature. Now, upon termination of employment, an employee-partner retains his or her partnership equity. The equity may be exchanged for shares of our Class A common stock and sold over a time frame that depends on the circumstances of the employee-partner’s termination.

Applicable rules require that we include the incremental fair value resulting from the modification in the “Stock Awards” and “Total Compensation” columns below, although we do not believe the amounts related to the modification represented compensation paid to our named executive officers. The modification applied consistently to all of our employees who were partners of our firm at the time of our IPO, and it applied to equity awards that were made over a number of years prior to 2013. For instance, for Mr. Colson, the awards that were modified were made in 2006, 2008, 2009, 2010, 2011 and 2012.

The award modification described above, which we refer to as the “Modification”, is not expected to recur. There were no award modifications made with respect to 2014 or 2015.

Risk Management and Named Executive Officer Compensation

We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient in amount or appropriately structured to attract and to retain talent, and the risk that compensation may provide unintended incentives. To combat the risk that our compensation might not be sufficient or be inappropriately structured, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe promotes retention. We make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program, and in 2014 we introduced career shares to our equity compensation program. We believe that both the structure and levels of compensation have aided us in attracting and retaining key personnel. To address the risk that our compensation programs might provide unintended incentives, we have deliberately kept our compensation programs simple and without formulaic incentives. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders.

Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Our Compensation Committee will continue to monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and based upon such review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in Artisan Partners Asset Management’s annual report on Form 10-K and proxy statement.

Compensation Committee:
Jeffrey A. Joerres, Chairperson
Seth W. Brennan
Tench Coxe

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act.

Summary Compensation Table (1)

The following table provides information regarding the compensation earned during the years ended December 31, 2013, 2014 and 2015 by each of our named executive officers. Columns for “Option Awards”, “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” do not appear in the following table as they do not pertain to the Company.

The awards of standard restricted shares and career shares made to our named executive officers with respect to 2015 were made in February 2016. Because we made the awards in 2016, applicable rules require that the value of those awards be attributed to 2016 for purposes of the Summary Compensation Table below. Accordingly, the table reflects $0 of 2015 stock awards for each named executive officer. Because we believe the value of the equity awards we made in 2016 should be considered a part of each named executive officer’s 2015 compensation, we have included the values in the table at the beginning of the Compensation Discussion and Analysis, as well in the first footnote below.

Name & Principal Position	Year	Salary	Bonus (2)	Stock Awards(3)	All Other Compensation(4)	Total
Eric R. Colson	2015	$250,000	$5,500,000	$0	$168,041	$5,918,041

Chief Executive Officer	2014	250,000	5,500,000	873,510	58,845	6,682,355

	2013	250,000	7,000,000	15,041,777	143,309	22,435,086

Charles J. Daley, Jr.	2015	250,000	2,000,000	0	106,383	2,356,383

Chief Financial Officer	2014	250,000	2,000,000	423,520	56,610	2,730,130

	2013	250,000	2,500,000	3,359,437	74,190	6,183,627

Dean J. Patenaude	2015	250,000	2,200,000	0	98,426	2,548,426

Executive Vice President	2014	250,000	2,200,000	370,580	61,086	2,881,666

	2013	250,000	2,100,000	3,221,159	70,832	5,641,991

Sarah A. Johnson	2015	250,000	1,200,000	0	79,152	1,529,152

Chief Legal Officer	2014	250,000	1,025,000	423,520	60,392	1,758,912

	2013	250,000	950,000	1,678,751	53,393	2,932,144

Gregory K. Ramirez	2015	250,000	1,150,000	0	87,073	1,487,073

Executive Vice President	2014	250,000	1,075,000	370,580	60,375	1,755,955

	2013	250,000	1,000,000	1,671,154	54,162	2,975,316

(1)	Applicable rules require that we include the incremental fair value resulting from the modification to our Class B common units (as described above under “Equity Award Modification”) in the “Stock Awards” column for 2013. In evaluating our compensation program, we believe that these amounts should be excluded, because we do not believe the amounts represent compensation paid to our named executive officers. The table below shows total compensation excluding these amounts for 2013. In addition, as discussed above, the table below includes the value of the restricted shares that we granted to each named executive officer in February 2016 with respect to 2015. One-half of the restricted shares awarded to each of our named executive officers in February 2016 were career shares.

Name & Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Eric R. Colson	2015	$250,000	$5,500,000	$915,300	$168,041	6,833,341

	2014	250,000	5,500,000	873,510	58,845	6,682,355

	2013	250,000	7,000,000	1,178,100	143,309	8,571,409

Charles J. Daley, Jr.	2015	250,000	2,000,000	305,100	106,383	2,661,483

	2014	250,000	2,000,000	423,520	56,610	2,730,130

	2013	250,000	2,500,000	549,780	74,190	3,373,970

Dean J. Patenaude	2015	250,000	2,200,000	305,100	98,426	2,853,526

	2014	250,000	2,200,000	370,580	61,086	2,881,666

	2013	250,000	2,100,000	497,420	70,832	2,918,252

Sarah A. Johnson	2015	250,000	1,200,000	305,100	79,152	1,834,252

	2014	250,000	1,025,000	423,520	60,392	1,758,912

	2013	250,000	950,000	261,800	53,393	1,515,193

Gregory K. Ramirez	2015	250,000	1,150,000	305,100	87,073	1,792,173

	2014	250,000	1,075,000	370,580	60,375	1,755,955

	2013	250,000	1,000,000	261,800	54,162	1,565,962

(2)	Amounts in this column represent the annual discretionary cash bonus compensation earned by our named executive officers in 2015, 2014 and 2013, as applicable. The amounts were paid in February 2016, February 2015 and December 2013, respectively.
(3)	There were no equity awards made to our named executive officers during fiscal year 2015. However, as discussed above, we believe that the awards we made in February 2016 should be considered a part of each named executive officer’s 2015 compensation. Accordingly, the grant date fair value of those awards is reflected in the “Stock Awards” and “Total” columns in the table in footnote 1. The 2016 and 2014 awards of restricted shares were made in a 50-50 ratio of career shares and standard restricted shares. The 2013 award was made in standard restricted shares only. The amounts in this column for 2013 also include the impact of the Modification described above under “Equity Award Modification”. These amounts were calculated as the incremental fair value of the Modification in accordance with FASB ASC Topic 718 and were as follows: $13,863,677 for Mr. Colson; $2,809,657 for Mr. Daley; $2,723,739 for Mr. Patenaude; $1,416,951 for Ms. Johnson; and $1,409,354 for Mr. Ramirez. The table in footnote 1 shows the “Stock Awards” and “Total” column without the Modification.
(4)	Amounts in this column represent the aggregate dollar amount of all other compensation received by our named executive officers. All other compensation includes (a) company matching contributions to our named executive officers’ contributory defined contribution plan accounts equal to 100% of their pre-tax contributions (excluding catch-up contributions for named executive officers age 50 and older), up to the limitations imposed under applicable tax rules, which contributions totaled $18,000 for each named executive officer in 2015; (b) reimbursement for 2015 self-employment payroll tax expense as follows: $104,352 for Mr. Colson; $47,090 for Mr. Daley; $52,368 for Mr. Patenaude; $33,893 for Ms. Johnson; and $34,650 for Mr. Ramirez and (c) costs incurred by the Company for spousal travel to Artisan events. In 2015, spousal airfare costs for Mr. Colson and Mr. Daley were $21,238 and $15,864, respectively.

Grants of Plan-Based Awards During 2015

We did not grant any plan-based awards to our named executive officers during the 2015 fiscal year. Plan-based awards made to our named executive officers in February 2016 with respect to 2015 are discussed above and in the footnotes to the Summary Compensation Table.

Outstanding Equity Awards at December 31, 2015

The following table provides information about the outstanding equity-based awards held by each of our named executive officers as of December 31, 2015.

Name	Number of Shares and Units of Stock That Have Not Vested(#)(1)	Market Value of Shares and Units of Stock That Have Not Vested($)(2)
Eric R. Colson	71,484	$2,577,713
Charles J. Daley, Jr.	41,794	1,507,092
Dean J. Patenaude	41,796	1,507,164
Sarah A. Johnson	14,644	528,063
Gregory K. Ramirez	15,232	549,266

(1)	Represents the number of unvested restricted shares (both career shares and standard restricted shares) of Class A common stock and unvested Class B common units as of December 31, 2015:

Name	Standard Restricted Shares (A)	Career Shares (B)	Unvested Class B Common Units (C)
Eric R. Colson	20,100	8,250	43,134
Charles J. Daley, Jr.	9,500	4,000	28,294
Dean J. Patenaude	8,500	3,500	29,796
Sarah A. Johnson	6,200	4,000	4,444
Gregory K. Ramirez	5,800	3,500	5,932

(A)	Standard restricted shares vest in five equal installments over the five years following the date of grant, provided that the holder remains employed through the vesting dates. Standard restricted shares will also vest upon a termination on account of the holder’s death or disability or upon a qualifying termination in connection with a change in control. The following number of standard restricted shares were granted to each of our named executive officers in 2014 and 2013 as follows: 8,250 and 22,500 shares in 2014 and 2013, respectively, for Mr. Colson; 4,000 and 10,500 shares in 2014 and 2013, respectively, for Mr. Daley; 3,500 and 9,500 shares in 2014 and 2013, respectively, for Mr. Patenaude; 4,000 and 5,000 shares in 2014 and 2013, respectively, for Ms. Johnson; and 3,500 and 5,000 shares in 2014 and 2013, respectively, for Mr. Ramirez.
(B)	Career shares vest as described above in “-Compensation Discussion and Analysis—Equity-Based Compensation.” The career shares shown in the table were all granted in 2014.
(C)	The unvested Class B common units vest in installments over a five-year period from the grant dates, provided that the holder remains employed through the vesting dates. The units will also vest upon a termination on account of the holder’s death or disability and upon the occurrence of a change in control, subject to continued employment through such occurrence. Generally, Class B common units are exchangeable for shares of our Class A common stock on a one-for-one basis. However, generally, a holder of Class B common units that remains employed by us may only exchange and sell up to 15% of the total number of Class B common units (both vested and unvested) held by the employee at the beginning of any one-year period, plus any amounts that the holder could have sold in prior years but did not.
(2)	Restricted shares of Class A common stock were valued based on the closing price of our Class A common stock on the NYSE on December 31, 2015, which was $36.06. Unvested Class B common units were also valued based on the closing price of our Class A common stock on the NYSE on December 31, 2015, as the Class B common units are generally exchangeable for shares of Class A common stock on a one-for-one basis.

Equity Awards Vested During the Year Ended December 31, 2015

The following table provides information about the value realized by each of our named executive officers during the year ended December 31, 2015, upon the vesting of equity awards.

Name	Number of Shares or Units Acquired Upon Vesting(#)(1)	Value Realized on Vesting($)(2)
Eric R. Colson	85,890	$4,278,541
Charles J. Daley, Jr.	40,387	1,874,744
Dean J. Patenaude	17,498	812,987
Sarah A. Johnson	4,022	187,530
Gregory K. Ramirez	4,667	217,390

(1)	Represents the number of shares of Class A common stock and Class B common units that vested during the year ended December 31, 2015:

Name	Vested Shares of Class A Common Stock	Vested Class B Common Units
Eric R. Colson	6,150	79,740
Charles J. Daley, Jr.	2,900	37,487
Dean J. Patenaude	2,600	14,898
Sarah A. Johnson	1,800	2,222
Gregory K. Ramirez	1,700	2,967

Generally, Class B common units are exchangeable for shares of our Class A common stock on a one-for-one basis. However, generally, a holder of Class B common units that remains employed by us may only exchange and sell up to 15% of the total number of Class B common units (both vested and unvested) held by the employee at the beginning of any one-year period, plus any amounts that the holder could have sold in prior years but did not.

(2)	The value of the restricted shares of Class A common stock and Class B common units that vested during 2015 is based on the stock price of our Class A common stock on each respective vesting date.

Pension Benefits

We do not sponsor or maintain any defined benefit pension or retirement benefits for the benefit of our employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our employees.

Employment Agreements

We do not have employment agreements with any of our named executive officers. Upon commencement of employment, each named executive officer received an offer letter outlining the initial terms of employment, including base salary and cash incentive compensation. None of these terms affected compensation paid to our named executive officers in 2015 and will not affect compensation paid in future years.

Each of the named executive officers has agreed, pursuant to his or her Class A restricted stock award agreements, to certain restrictive covenants, including agreements not to compete with Artisan, or solicit Artisan clients and employees, for one year after he or she ceases to be employed by Artisan. The enforceability of the restrictive covenants may be limited depending on the particular facts and circumstances.

Potential Payments Upon Termination or Change in Control

Our named executive officers are all employed on an “at will” basis, which enables us to terminate their employment at any time. Our named executive officers do not have agreements that provide severance benefits. We do not offer or have in place any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our contributory defined contribution plan). Under certain circumstances, a named executive officer may be offered severance benefits to be negotiated at the time of termination.

Equity awards granted to our named executive officers are evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or a change in control on unvested awards. The effect of a termination event or change in control on outstanding equity awards varies by the type of award. The following table provides the value of equity acceleration that would have been realized for each of the named executive officers if he or she had been terminated on December 31, 2015 under the circumstances indicated (including following a change in control).

As discussed above, each of our named executive officers has been granted career shares that are designed to vest upon a qualifying retirement. A qualifying retirement requires 10 years of service with the Company as of the date of retirement and three years’ advance notice of retirement, which we may waive to no less than one year. Career shares also include a pro rata time-vesting requirement, under which 20% of the shares become eligible for qualifying retirement vesting in each of the five years following the year of grant. While none of our named executive officers has provided us with notice of intent to retire, the amounts shown in the “Retirement” column reflect the value of career shares that have satisfied the time-vesting and 10 years of service requirements as of December 31, 2015, had the named executive officer satisfied the advance notice requirement as of that date. In addition, the amount of shares received upon exchange of Class B common units that may be sold in any one-year period may also increase upon a named executive officer’s retirement, so long as the officer provided us with sufficient notice of retirement and has at least 10 years of service at retirement.

	Death or Disability	Qualifying Termination in Connection with Change in Control	Accelerating Vesting Upon Change in Control	Retirement
Eric R. Colson
Unvested Class B Common Units(1)	$1,555,412	$—	$1,555,412	$—
Standard Restricted Shares(2)	724,806	724,806	—	—
Career Shares(3)	297,495	297,495	—	59,499
Charles J. Daley, Jr.
Unvested Class B Common Units(1)	1,020,282	—	1,020,282	—
Standard Restricted Shares(2)	342,570	342,570	—	—
Career Shares(3)	144,240	144,240	—	—
Dean J. Patenaude
Unvested Class B Common Units(1)	1,074,444	—	1,074,444	—
Standard Restricted Shares(2)	306,510	306,510	—	—
Career Shares(3)	126,210	126,210	—	—
Sarah A. Johnson
Unvested Class B Common Units(1)	160,251	—	160,251	—
Standard Restricted Shares(2)	223,572	223,572	—	—
Career Shares(3)	144,240	144,240	—	28,848
Gregory K. Ramirez
Unvested Class B Common Units(1)	213,908	—	213,908	—
Standard Restricted Shares(2)	209,148	209,148	—	—
Career Shares(3)	126,210	126,210	—	25,242

(1)	Represents the value of the accelerated vesting of Class B common units, which was based on the closing price of our Class A common stock on the NYSE on December 31, 2015, which was $36.06 per share, as the Class B common units are generally exchangeable for shares of Class A common stock on a one-for-one basis. Any unvested Class B common units will become fully vested upon the holder’s death or disability or upon the occurrence of a change in control (subject to continued employment through such occurrence).
(2)	Represents the value of the accelerated vesting of restricted shares of Class A common stock based on the closing price of our Class A common stock on the NYSE on December 31, 2015, which was $36.06 per share. Any standard restricted shares will become fully vested upon the holder’s death or disability or upon a qualifying termination in connection with a change in control (subject to continued employment through such occurrence).
(3)	Represents the value of the accelerated vesting and retirement vesting of career shares based on the closing price of our Class A common stock on the NYSE as of December 31, 2015, which was $36.06 per share. Any career shares will become fully vested upon the holder’s death or disability or upon a qualifying termination in connection with a change in control (subject to continued employment through such occurrence). Career shares also vest upon qualifying retirement, as discussed above.

PROPOSAL 2: ADVISORY VOTE ON 2015 EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of Regulation S-K. This is our first advisory vote on executive compensation since our initial public offering in March 2013.

Our executive compensation program as described in the Compensation Discussion and Analysis is designed to:

•	Support our business strategy.

•	Attract, motivate and retain highly talented, results-oriented individuals.

•	Reward the achievement of superior and sustained long-term performance.

•	Be flexible and responsive to evolving market conditions.

•	Align the interests of our named executive officers with our stockholders.

•	Provide competitive pay opportunities.

We believe that the design of our executive compensation program is effective in achieving the objectives described above and results in fair and appropriate compensation for our named executive officers.

The 2015 executive compensation reflects, among other things:

•	The maintenance of an environment and culture in which our investment professionals continued to deliver strong investment performance. At year-end, the 5-year average annual returns of 8 of our 12 investment strategies with 5-year track records exceeded the returns of the applicable benchmark. Six of those strategies beat their benchmark on average by over 450 basis points per year during the 5-year period. Our Global Opportunities and Global Equity strategies, both of which are open to new clients and investors and have realizable capacity, beat their benchmarks by over 600 and 550 basis points, respectively, over the 5-year period.

•	The hiring and on-boarding of our seventh investment team, the Developing World team, and the successful launch of the team’s first strategy, the Artisan Developing World strategy. The Developing World strategy is consistent with our high value added philosophy and reflects our goal of launching new strategies with high degrees of freedom that are not easily replicated with passive products.

•	The successful first full-year for the Artisan High Income strategy, the firm’s first credit strategy. At year-end, the strategy had assets under management of $988.9 million.

•	The further expansion of our global distribution efforts, including opening new offices in Australia and Canada. At year-end, $14.2 billion of our total assets under management were from clients domiciled outside the U.S.

•	Executing our variable expense financial model in order to deliver a strong adjusted operating margin of 40.3%. Our 2015 revenues of $805.5 million and adjusted operating income of $324.5 million are the second highest annual revenues and income in the firm’s history, behind only 2014. We also continued to distribute over 100% of our adjusted earnings to our investors. (For an explanation of our adjusted financial metrics and a reconciliation to the most comparable GAAP metric, please see our annual report on Form 10-K filed with the SEC on February 25, 2016.)

•	The successful completion of our March 2015 follow-on offering and the continued evolution of our capital structure.

•	Maintaining and enhancing relationships and communication with clients, employees, investors and potential new investment talent.

We encourage you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation practices and policies, and the 2015 compensation of our named executive officers.

Because your vote is advisory, it will not be binding on the Company or our board. However, our board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when considering future decisions regarding our executive compensation program.

Accordingly, we ask our stockholders to approve the following resolution regarding our executive compensation program.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

Recommendation of the Board

The board recommends that you vote “FOR” the resolution approving the 2015 executive compensation awarded to our named executive officers as disclosed in this proxy statement.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is asking stockholders to vote, on a nonbinding, advisory basis, on the recommended frequency for holding future stockholder advisory votes on our executive compensation. Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years.

Because the Company’s executive compensation program is designed to reward the achievement of superior and sustained long-term performance, the board has determined that a stockholder advisory vote on executive compensation once every three years is the most appropriate frequency for the Company.

As is required by SEC rules, we will hold an advisory vote on the frequency of the advisory vote on executive compensation every six years, which means the next such vote will be held no later than at our Annual Meeting of Stockholders in 2022.

Recommendation of the Board

The board recommends that you vote for a frequency of once every “THREE YEARS” for the stockholder advisory vote on executive compensation.

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED ARTISAN PARTNERS ASSET MANAGEMENT INC. BONUS PLAN

The Company’s current Bonus Plan, which was approved by our board and our initial sole stockholder, became effective in February 2013, prior to our initial public offering. Under the current Bonus Plan, the Company has made, and plans to continue to make, bonus awards to named executive officers during a post-IPO transition period during which the deduction limits under Section 162(m) of the Internal Revenue Code do not apply. When Section 162(m) does apply, it limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain executive officers, unless the compensation is qualified performance-based compensation.

The post-IPO transition period referred to above is expected to end on the date of the Company’s 2017 annual meeting of stockholders. Accordingly, upon the recommendation of our Compensation Committee, our board has approved the Amended and Restated Artisan Partners Asset Management Inc. Bonus Plan and the submission of the plan to the Company’s stockholders for approval.

The Amended and Restated Bonus Plan is designed to allow the Company to make bonus awards after the end of the post-IPO transition period that are “qualified performance-based compensation” under Section 162(m). If approved by the stockholders, the Amended and Restated Bonus Plan will become effective on the date of the Company’s 2017 annual meeting of stockholders. Prior to its effective date, the Amended and Restated Bonus Plan will not amend or otherwise modify the current Bonus Plan or any terms thereof.

Revisions to the Amended and Restated Bonus Plan include the following:

•	Changes to the list of performance goals that the Compensation Committee may select for bonus awards that are intended to be performance-based compensation.

•	Provisions providing for the establishment and allocation of incentive pools to be determined under objective formulas and provisions allowing the Compensation Committee to use negative discretion to adjust compensation payable downward.

•	Changes to the maximum amount of performance-based compensation payable in any one calendar year to any single participant.

•	Other clarifications and updates.

The following summary of the material terms of the Amended and Restated Bonus Plan is qualified in its entirety by reference to the complete text of the plan as set forth in Appendix A.

Administration

The Amended and Restated Bonus Plan will be administered by the Compensation Committee, provided that the Compensation Committee may delegate is duties and powers with respect to the plan to a subcommittee thereof consisting solely of at least two “outside directors” as defined under Section 162(m).

The Compensation Committee will have all the powers vested in it by the terms of the Amended and Restated Bonus Plan, including the authority to select employees to be granted bonus awards under the plan; to determine the size and terms of the bonus awards made to each individual participant; to modify the terms of any bonus award that has been granted; to determine the time when bonus awards will be paid; to establish performance objectives in respect of bonus awards; and to certify in writing that such performance objectives were attained.

The Compensation Committee or the board may amend, suspend or terminate in whole or in part the Amended and Restated Bonus Plan, without the consent of the Company’s stockholders or any participant in the plan, provided that any amendment shall be submitted to the stockholders if their approval is required by any applicable law, rule or regulation.

Participation

Under the Amended and Restated Bonus Plan, the Compensation Committee may grant bonus awards to employees and other persons (other than non-employee directors of the Company) who provide services to the Company and its affiliates.

The Compensation Committee has not yet determined who will participate in the Amended and Restated Bonus Plan. Under the current Bonus Plan, the Compensation Committee has awarded bonuses only to the Company’s named executive officers.

Bonus Awards

Bonus awards granted to participants may or may not be intended as performance-based compensation for purposes of
Section 162(m).

For bonus awards that are intended to be performance-based compensation under Section 162(m), the following terms apply:

•	The amount of the participant’s bonus award shall be determinable from objective written performance goals approved by the Compensation Committee while the outcome is substantially uncertain and no more than 90 days after the commencement of the period to which the performance goal relates or, if for a period other than one year, the number of days that is equal to 25% of the relevant performance period. The objective performance goals that the Compensation Committee may choose from are set forth in Section 4(c)(i) of the Amended and Restated Bonus Plan and include: (A) enterprise value or value creation targets; (B) revenue growth; (C) after-tax or pre-tax profits (including adjusted operating income) or net income (including adjusted net income); (D) operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); (E) reduction of, or limiting the level of or increase in, all or a portion of indebtedness of the Company or its affiliates; (F) earnings per share or earnings per share from continuing operations; (G) return on capital employed (including return on invested capital or return on committed capital) or return on assets; (H) after-tax or pre-tax return on shareholder equity; (I) stock price appreciation; (K) growth in the value of shares assuming the reinvestment of dividends; (L) reduction of, or limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs as a percentage of revenues); (M) economic value-added targets based on a cash flow return on investment formula; or (N) such other metrics that are based on or equivalent to the metrics set forth in (A) through (M). Performance goals may be used on an absolute or relative basis to measure the performance of the Company as a whole or any specific business unit(s) and/or one or more affiliates or any combination thereof, as the Compensation Committee may determine appropriate, and any of the performance goals may be compared to the performance of a group of peer or comparator companies, or a published or special index that the Compensation Committee, in its sole discretion, deems appropriate or as compared to various stock market indices.

•	The amount payable to a participant upon attainment of the applicable performance goal(s) for the period to which the performance goal(s) relate may be stated as an amount specific to such participant or as a percentage of an incentive pool, in each case determined under an objective formula.

•	In determining the amount of the bonus award actually paid to a participant, the Compensation Committee will have the absolute discretion to reduce the amount of, or eliminate entirely, the amount that otherwise would be payable upon attainment of any performance goal. In no event will any participant receive a performance-based compensation bonus award in excess of $25 million for any calendar year.

Under the Amended and Restated Bonus Plan, the Compensation Committee may make bonus awards in the form of cash and/or equity-based awards. Bonus awards that are granted in cash may be paid under the Amended and Restated Bonus Plan, the Company’s 2013 Omnibus Incentive Compensation Plan or any other plan maintained by the Company. Equity-based bonus awards will be granted under the Company’s 2013 Omnibus Incentive Compensation Plan or any other plan providing for equity-based awards maintained by the Company.

The Compensation Committee has not yet made any bonus awards under the Amended and Restated Bonus Plan, nor has the committee selected any particular objective performance goal(s) applicable to future awards under the plan. Therefore we cannot determine the amount that will be paid under the Amended and Restated Bonus Plan to any participant at this time, or the amount that would have been payable to any participant for 2015 if the Amended and Restated Bonus Plan had been in effect.

The table below shows the cash amounts paid to the named executive officers of the Company for 2015 under the current Bonus Plan. These are the only persons who received awards under the current Bonus Plan in 2015.

Name and Principal Position	Bonus Award
Eric R. Colson, Chief Executive Officer & President	$5,500,000
Charles J. Daley, Jr., Chief Financial Officer & Treasurer	2,000,000
Sarah A. Johnson, Chief Legal Officer & Secretary	1,200,000
Dean J. Patenaude, Executive Vice President	2,000,000
Gregory K. Ramirez, Executive Vice President	1,150,000
Executive Group	11,850,000

Recommendation of the Board

The board recommends that you vote “FOR” the approval of the Amended and Restated Artisan Partners Asset Management Inc. Bonus Plan.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions in Connection with our IPO

In March 2013, in connection with the initial public offering of Artisan Partners Asset Management, we entered into the agreements described below with the limited partners of Artisan Partners Holdings, including the following persons and entities:

•	Each of our currently-serving named executive officers, all of whom own Class B common units of Artisan Partners Holdings.

•	Artisan Investment Corporation (“AIC”), an entity controlled by Andrew A. Ziegler, our Lead Director, and Carlene M. Ziegler. AIC owns all of the Class D common units of Artisan Partners Holdings.

•	Private equity funds (the “H&F holders”) controlled by Hellman & Friedman LLC. Mr. Barger, one of our directors, is a senior advisor of Hellman & Friedman. The H&F holders no longer own any units of Artisan Partners Holdings or, to our knowledge, any shares of our common stock.

•	Mr. Barger, who owns Class A common units of Artisan Partners Holdings.

•	Sutter Hill Ventures, of which one of our directors, Mr. Coxe, is a managing director of the general partner, and two trusts of which Mr. Coxe is a co-trustee.

•	Several other persons or entities who own Class A common units of Artisan Partners Holdings and greater than 5% of our outstanding Class C common stock.

•	Several of our employees, or entities controlled by an employee, who own greater than 5% of our outstanding Class B common stock. These employees, like all employees who own partnership units, own Class B common units of Artisan Partners Holdings.

The rights of each of the persons and entities listed above under the agreements discussed below are the same as the rights of each other holder of the same class of partnership units. So, for instance, the rights of each of our currently-serving named executive officers, as a holder of Class B common units, under the exchange, registration rights, partnership and tax receivable agreements described below are the same as the rights of each other holder of Class B common units. The descriptions of the transactions and agreements below, including the rights and ownership interests of the persons and entities listed above, are as of March 22, 2016, unless otherwise indicated.

Exchange Agreement

Under this agreement, subject to certain restrictions (including those intended to ensure that Artisan Partners Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes), holders of partnership units have the right to exchange common units (together with an equal number of shares of our Class B common stock or Class C common stock, as applicable) for shares of our Class A common stock on a one-for-one basis. A partnership unit cannot be exchanged for a share of our Class A common stock without a share of our Class B common stock or Class C common stock, as applicable, being delivered together at the time of exchange for cancellation.

Holders of partnership units are permitted to exchange units in a number of circumstances that are generally based on, but in several respects are not identical to, the “safe harbors” contained in the U.S. Treasury Regulations dealing with publicly traded partnerships. In accordance with the terms of the exchange agreement, partnership units are exchangeable: (i) in connection with the first underwritten offering in any calendar year pursuant to the registration rights agreement; (ii) on a specified date each fiscal quarter; (iii) in connection with the holder’s death, disability or mental incompetence; (iv) as part of one or more exchanges by the holder and any related persons during any 30-calendar day period representing in the aggregate more than 2% of all outstanding partnership units (generally disregarding interests held by us); (v) if the exchange is of all of the partnership units held by AIC in a single transaction; (vi) in connection with a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock that is effected with the consent of our board or in connection with certain mergers, consolidations or other business combinations; or (vii) if we permit the exchanges after determining that Artisan Partners Holdings would not be treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code as a result. Our board may waive restrictions on exchange in the exchange agreement.

As the holders of limited partnership units exchange their units for Class A common stock, we receive a number of general partnership units, or GP units, of Artisan Partners Holdings equal to the number of shares of our Class A common stock that they receive, and an equal number of partnership units are canceled.

From January 1, 2015 through March 22, 2016, holders of Class A, Class B and Class E common units exchanged an aggregate of 1,591,780 units for Class A common stock, and an equal number of shares of our Class B and Class C common stock, as applicable, were canceled.

Resale and Registration Rights Agreement

Under the Resale and Registration Rights Agreement, we have provided the holders of partnership units with certain registration rights. We have also established certain restrictions on the timing and manner of resales of Class A common stock received upon exchange of partnership units. In general, our board may waive or modify the restrictions on resale described below.

We were required to file, and use our reasonable best efforts to cause the SEC to declare effective, two registration statements: (i) an exchange shelf registration statement registering all shares of our Class A common stock and convertible preferred stock to be issued upon exchange of partnership units, and (ii) a shelf registration statement registering secondary sales of Class A common stock issuable upon exchange of units or conversion of convertible preferred stock by AIC and the H&F holders, as applicable.

AIC sold 1,227,525 common units in connection with our March 2015 follow-on offering. As of March 22, 2016, AIC owned 6,955,973 Class D common units exchangeable for an equal number of shares of our Class A common stock. There is no limit on the number of shares of our Class A common stock AIC may sell. AIC has the right to use the resale shelf registration statement to sell shares of Class A common stock, including the right to an unrestricted number of brokered transactions and, subject to certain limitations and qualifications, marketed and unmarketed underwritten shelf takedowns.

Our employee-partners, who hold Class B common units, sold an aggregate of 2,415,253 common units in connection with our March 2015 follow-on offering. As of March 22, 2016, the employee-partners owned an aggregate of 17,572,251 Class B common units. In each 12-month period, the first of which began in March 2014, each employee-partner is permitted to sell up to (i) a number of vested shares of our Class A common stock representing 15% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units (in each case, whether vested or unvested) he or she held as of the first day of that period or, (ii) if greater, vested shares of our Class A common stock having a market value as of the time of sale of $250,000, as well as, in either case, the number of shares such holder could have sold in any previous period or periods but did not sell in such period or periods. As of March 22, 2016, approximately 2.5 million Class B common units remain eligible for exchange and sale during 2016. Units sold by employee-partners in connection with underwritten offerings (including our March 2015 follow-on offering) or otherwise redeemed by us are included when calculating the maximum number of shares each employee-partner is permitted to sell in any one-year period. Our board may waive or modify the resale limitations described in this paragraph. Because employee-partners and other employees are eligible to sell amounts of vested shares as described in this proxy statement, employees’ equity ownership, in the aggregate, could significantly decline over the next five years.

Upon termination of employment with Artisan, an employee-partner’s unvested Class B common units are forfeited. Generally, the employee-partner’s vested Class B common units are exchanged for Class E common units; the employee-partner’s shares of Class B common stock are canceled; and we issue the former employee-partner a number of shares of Class C common stock equal to the former employee-partner’s number of Class E common units. Class E common units are exchangeable for Class A common stock subject to the same restrictions and limitations on exchange applicable to the other common units of Artisan Partners Holdings.

If the employee-partner’s employment was terminated as a result of retirement, death or disability, the employee-partner or his or her estate may (i) as of and after the time of termination of employment, sell (A) a number of shares of our Class A common stock up to one-half of the employee-partner’s aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of employment or, (B) if greater, vested shares of our Class A common stock having a market value as of the time of sale of up to $250,000, and (ii) as of and after the first anniversary of the termination, the person’s remaining shares of our Class A common stock received upon exchange of common units. Retirement, for these purposes, requires that the employee-partner have provided ten years of service or more at the date of retirement and offered one year’s written notice (or three years’ written notice in the case of employee-partners who are lead portfolio managers or executive officers) of the intention to retire, subject to our right to accept a shorter period of notice.

If an employee-partner resigns or is terminated involuntarily, the employee-partner may in each 12-month period following the third, fourth, fifth and sixth anniversary of the termination, sell a number of shares of our Class A common stock up to one-fourth of the employee-partner’s aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of his or her employment (as well as the number of shares such employee-partner could have sold in any previous period or periods but did not sell in such period or periods).

Our former employee-partners sold an aggregate of 188,772 partnership units in connection with the March 2015 follow-on offering. As of March 22, 2016, former employee-partners owned an aggregate of 812,701 Class E common units, 499,914 of which may currently be exchanged and sold.

We have paid and will continue to pay all expenses incident to our performance of any registration or marketing of securities pursuant to the registration rights agreement, including reasonable fees and out-of-pocket costs and expenses of selling stockholders. We have also agreed to indemnify any selling stockholder, solely in their capacity as selling stockholders, against any losses or damages resulting from any untrue statement, or omission, of material fact in any registration statement, prospectus or free writing prospectus pursuant to which they may sell shares of our Class A common stock, except to the extent the liability arose from their misstatement or omission of a material fact, in which case they have similarly agreed to indemnify us.

As of March 22, 2016, the holders of Class A common units owned an aggregate of 7,870,427 Class A common units exchangeable for an equal number of shares of our Class A common stock. There is no limit on the number of shares of our Class A common stock the holders of Class A common units may sell.

Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings

As a holding company, we conduct all of our business activities through our direct subsidiary, Artisan Partners Holdings, an intermediate holding company, which wholly owns Artisan Partners Limited Partnership, our principal operating subsidiary. The rights and obligations of Artisan Partners Holdings’ partners are currently set forth in the fifth amended and restated limited partnership agreement of Artisan Partners Holdings.

We are the general partner of Artisan Partners Holdings and control its business and affairs and are responsible for the management of its business, subject to the voting rights of the limited partners as described below. No limited partners of Artisan Partners Holdings, in their capacity as such, have any authority or right to control the management of Artisan Partners Holdings or to bind it in connection with any matter.

Artisan Partners Holdings has outstanding GP units and common units. Net profits and net losses and distributions of profits of Artisan Partners Holdings are allocated and made to partners pro rata in accordance with the number of partnership units they hold (whether or not vested). Artisan Partners Holdings is obligated to distribute to us and its other partners cash payments for the purposes of funding tax obligations of ours and theirs as partners of Artisan Partners Holdings. In order to make a share of our Class A common stock represent the same percentage economic interest, disregarding corporate-level taxes and payments with respect to the tax receivable agreements, in Artisan Partners Holdings as a common unit of Artisan Partners Holdings, we always hold a number of GP units equal to the number of shares of Class A common stock issued and outstanding.

As the general partner of Artisan Partners Holdings, we hold all GP units and control the business of Artisan Partners Holdings. Our approval, acting in our capacity as the general partner, along with the approval of holders of a majority of each class of limited partnership units (except the Class E common units), voting as a separate class, will be required to engage in a material corporate transaction; with certain exceptions, redeem or reclassify partnership units or interests in any subsidiary, issue additional partnership units or interests in any subsidiary, or create additional classes of partnership units or interests in any subsidiary; or make any in-kind distributions. If any of the foregoing affects only certain classes of partnership units, only the approval of us and the affected classes would be required. The approval rights of each class of partnership units will terminate when the holders of the respective class of units directly or indirectly cease to own units constituting at least 5% of the outstanding units of Artisan Partners Holdings.

The amended and restated limited partnership agreement may be amended with the consent of the general partner and the holders of a majority of the Class A common units, Class B common units and Class D common units, each voting as a separate class, provided that the general partner may, without the consent of any limited partner, make amendments that do not materially and adversely affect any limited partners. To the extent any amendment materially and adversely affects only certain classes of limited partners, only the holders of a majority of the units of the affected classes have the right to approve such amendment.

Artisan Partners Holdings will indemnify AIC, as its former general partner, us, as its current general partner, the former members of its pre-IPO Advisory Committee, the members of our Stockholders Committee and our directors and officers against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (including any action by or on behalf of Artisan Partners Holdings) arising as a result of the capacities in which they serve or served Artisan Partners Holdings to the maximum extent that any of them could be indemnified if Artisan Partners Holdings were a Delaware corporation and they were directors of such corporation. In addition, Artisan Partners Holdings will pay the costs or expenses (including reasonable attorneys’ fees) incurred by the indemnified parties in advance of a final disposition of such matters so long as the indemnified party undertakes to repay the expenses if the party is adjudicated not to be entitled to indemnification.

Artisan Partners Holdings will also indemnify its officers and employees and officers and employees of its subsidiaries against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative arising as a result of their being an employee of Artisan Partners Holdings (or their serving as an officer or fiduciary of any of Artisan Partners Holdings’ subsidiaries or benefit plans or any entity of which Artisan is sponsor or adviser), provided that no employee will be indemnified or reimbursed for any claim, obligation or liability adjudicated to have arisen out of or been based upon such employee’s intentional misconduct, gross negligence, fraud or knowing violation of law.

Stockholders Agreement

Our employees (including all of our employee-partners) to whom we have granted equity have entered into a Stockholders Agreement pursuant to which they granted an irrevocable voting proxy with respect to all shares of our common stock they have acquired from us (which shares represent approximately 64% of the combined voting power of our capital stock) and any shares they may acquire from us in the future to a Stockholders Committee currently consisting of Eric R. Colson (Chairman and Chief Executive Officer), Charles J. Daley, Jr. (Chief Financial Officer) and Gregory K. Ramirez (Executive Vice President). Any shares of our common stock that we issue to our employees in the future will be subject to the Stockholders Agreement so long as the agreement has not been terminated. Shares subject to the Stockholders Agreement will be voted in accordance with the majority decision of the three members of the Stockholders Committee.

The members of the Stockholders Committee must be Artisan employees and holders of shares subject to the agreement. If a member of the Stockholders Committee ceases to act as a member of the committee, our Chief Executive Officer (if he or she is a holder of shares subject to the Stockholders Agreement and is not already a member of the committee) will become a member of the committee. Otherwise, the two remaining members of the Stockholders Committee will jointly select a third member of the committee. Each member of the Stockholders Committee is entitled to indemnification from Artisan in his or her capacity as a member of the Stockholders Committee.

The Stockholders Agreement provides that members of the Stockholders Committee will vote the shares subject to the agreement in support of the following:

•	Matthew R. Barger, or, unless Mr. Barger is removed from the board for cause, a successor selected by Mr. Barger who holds Class A common units, so long as the holders of the Class A common units beneficially own at least 5% of our outstanding capital stock. As of March 22, 2016, the holders of the Class A common units beneficially owned approximately 11% of our outstanding capital stock.

•	A director nominee, initially Mr. Ziegler, designated by AIC, so long as AIC beneficially owns at least 5% of our outstanding capital stock. As of March 22, 2016, AIC beneficially owned approximately 9% of our outstanding capital stock.

•	A director nominee, initially Mr. Colson, designated by the Stockholders Committee who is an employee-partner.

Under the terms of the Stockholders Agreement, we are required to use our best efforts to elect the nominees described above, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each. Other than as provided above, under the terms of the Stockholders Agreement, the Stockholders Committee may in its discretion vote, or abstain from voting, all or any of the shares subject to the agreement on any matter on which holders of shares of our common stock are entitled to vote. The Stockholders Committee is specifically authorized to vote for its members as directors under the terms of the Stockholders Agreement.

At any time after the earlier of (i) the elimination of the Class B common stock’s supervoting rights and (ii) March 12, 2018, parties to the Stockholders Agreement holding at least two-thirds of the shares subject to the agreement may terminate it provided that the Stockholders Committee is no longer obligated to vote in favor of a director nominee who is a Class A common unit holder. For so long as the parties whose shares are subject to the agreement hold at least a majority of the combined voting power of our capital stock, the Stockholders Committee will be able to elect all of the members of our board (subject to the obligation of the committee to vote in support of the nominees described above) and will thereby control our management and affairs. Because each share of Class B common stock initially entitles its holder to five votes, the Stockholders Committee will control our management and affairs even though the employees whose shares are subject to the agreement hold less than a majority of the number of outstanding shares of our common stock.

Tax Receivable Agreements

We are a party to two tax receivable agreements. The first tax receivable agreement is between us and an affiliate of Hellman & Friedman LLC that was the sole shareholder of our convertible preferred stock. As part of our IPO reorganization, a corporation (“H&F Corp”) controlled by Hellman & Friedman merged with and into us pursuant to an Agreement and Plan of Merger. As consideration for the merger, the shareholder of H&F Corp received shares of our convertible preferred stock (all of which were converted to shares of Class A common stock in June 2014), contingent value rights (which were subsequently terminated in November 2013), and the right to receive an amount of cash. The tax receivable agreement between us and the shareholder of H&F Corp generally provides for the payment by us of 85% of the amount of cash savings, if any, in U.S. federal, state and local income taxes that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) the tax attributes of the preferred units acquired by us in the merger, (ii) net operating losses available to us as a result of the merger, and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

The second tax receivable agreement, with each holder of limited partnership units, generally provides for the payment by us to each of them of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income taxes that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) certain tax attributes of their partnership units sold to us or exchanged (for shares of Class A common stock, convertible preferred stock or other consideration) and that are created as a result of such sales or exchanges and payments under the TRAs, and (ii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

For purposes of these tax receivable agreements, cash savings in tax are calculated by comparing our actual income tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the tax receivable agreements. The tax receivable agreements will continue until all tax benefits have been utilized or expired, unless we exercise our right to terminate the agreements or we materially breach any of our material obligations under the agreements, in which cases our obligations under the agreements will accelerate. The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of purchases or exchanges of partnership units, the price of our Class A common stock or the value of our convertible preferred stock, as the case may be, at the time of such purchases or exchanges, the extent to which such transactions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest or depreciable or amortizable basis. In addition, in the case of a change of control, our obligations will be based on different assumptions that may affect the amount of the payments required under the agreements.

As of December 31, 2015, we recorded a $589.1 million liability, representing amounts payable under the tax receivable agreements equal to 85% of the tax benefit we expect to realize from the following (which exclude prior TRA payments and adjustments to the TRA liability due to changes in estimates):

•	The merger described above and our purchase of Class A common units in connection with our IPO (approximately $55 million).

•	Our purchase of preferred units from the H&F holders in November 2013 (approximately $105 million).

•	Our purchase of common and preferred units in connection with an offering of Class A common stock in March 2014 (approximately $244 million).

•	The H&F holders’ conversion in June 2014 of their remaining shares of convertible preferred stock into, and exchange of all of their remaining preferred units of Artisan Partners Holdings for, shares of Class A common stock (approximately $48 million).

•	Our purchase of common units in connection with our March 2015 follow-on offering (approximately $89 million).

•	The quarterly exchanges made by certain limited partners pursuant to the Exchange Agreement (approximately $55 million).

Those amounts assume no material changes in the related tax law and that we earn sufficient taxable income to realize all tax benefits subject to the tax receivable agreements. Additional purchases or exchanges of units of Artisan Partners Holdings will cause the liability to increase.

During 2015, we made payments under the tax receivable agreements totaling approximately $20 million in the aggregate. Of that amount, $13.5 million was paid to certain of our directors or entities affiliated with certain directors and $3.9 million was paid to our employee-partners, including to certain of our currently-serving named executive officers and several employee-partners, or entities controlled by employee-partners, who own greater than 5% of our outstanding Class B common stock.

Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with (i) the H&F Corp merger described above; (ii) the purchase or exchange of partnership units from March 2013 through December 31, 2015; and (iii) future purchases or exchanges of partnership units would aggregate to approximately $1.4 billion over generally a minimum of 15 years, assuming the future purchases or exchanges described in clause (iii) occurred at a price of $36.06 per share of our Class A common stock, the closing price of our Class A common stock on December 31, 2015.

Under such scenario we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or approximately $1.2 billion, over generally a minimum of 15 years. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be calculated using the market value of our Class A common stock at the time of purchase or exchange and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit.

The March 2015 Follow-On Offering

In February 2015, we entered into partnership unit purchase agreements with limited partners who elected to sell partnership units to us. Pursuant to those agreements, we used the net proceeds of our issuance of 3,831,550 shares of our Class A common stock in March 2015 to purchase 3,831,550 common units from certain of the limited partners of Artisan Partners Holdings, including AIC; Mr. Colson, Mr. Daley and Mr. Patenaude; and many of our employee-partners, including several employee-partners, or entities controlled by employee-partners, who own greater than 5% of our outstanding Class B common stock. We purchased the units at a price equal to $46.08 per unit.

Indemnification Agreements

We have entered into an indemnification agreement with each of our executive officers, directors and the members of our Stockholders Committee that provides, in general, that we will indemnify them to the fullest extent permitted by Delaware law in connection with their service in such capacities. Due to the nature of the indemnification agreements, they are not the type of agreements that are typically entered into with or available to unaffiliated third parties.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy regarding the approval, with certain exceptions, of any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related party” (a director, director nominee, executive officer, or a person known to us to be the beneficial owner of more than 5% of our voting securities, or any immediate family member of any of the foregoing) has a direct or indirect material interest (a “related-party transaction”). Under the policy, a related party must promptly disclose to our Chief Legal Officer any potential related-party transaction and all material facts about the transaction. The Chief Legal Officer will then assess whether the transaction constitutes a related-party transaction. If the Chief Legal Officer determines a transaction qualifies as such, he or she will communicate that information to the Audit Committee of our board, to the chairman of the Audit Committee, if the Chief Legal Officer determines it is impracticable or undesirable to wait until the next committee meeting, or to the entire board. Based on its consideration of all of the relevant facts and circumstances, the reviewer will decide whether or not to approve such transaction and will generally approve only those transactions that are not inconsistent with our best interests. If we become aware of a related-party transaction that was not approved under this policy before it was entered into, the transaction will be referred to the Audit Committee or the entire board, which will evaluate all options available, including ratification, amendment or termination of such transaction. Under the policy, any director who has an interest in a related-party transaction will recuse himself or herself from any formal action with respect to the transaction as deemed appropriate by the Audit Committee or board.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the board. The duties and responsibilities of the Audit Committee are more fully described in the committee’s written charter, which is available under the Corporate Governance link on our website at www.apam.com.

The Audit Committee consists of Stephanie G. DiMarco (Chair), Matthew R. Barger and Jeffrey A. Joerres. The board has determined that each member of the Audit Committee is “independent” and financially literate, and that each member has accounting or other related financial management expertise, in each case as such qualifications are defined under NYSE listing standards and the SEC, and as interpreted by the board in its business judgment. The board has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2015.

The Audit Committee has discussed with the Company’s independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Stephanie G. DiMarco (Chair)
Matthew R. Barger
Jeffrey A. Joerres

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act.

PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

Our Audit Committee, in accordance with its charter and authority delegated to it by the board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and the board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP has audited our financial statements since 2011 and has audited the financial statements of Artisan Partners Holdings since 1995, and is considered by our Audit Committee to be well qualified. Our organizational documents do not require that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment, but may still retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The board and the Audit Committee recommend that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December  31, 2016.

Fees Paid to the Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP as of and for the fiscal years ended December 31, 2015 and 2014 are set forth below. The aggregate fees included in the “Audit Fees” category are fees billed for the fiscal year for the audits of our annual financial statements, audits of statutory and regulatory filings, and quarterly reviews. The aggregate fees included in the Audit-Related Fees, Tax Fees and All Other Fees categories are fees for services performed in the fiscal years.

	Fiscal Year 2015	Fiscal Year 2014
Audit Fees	$881,000	$884,300
Audit-Related Fees	152,100	698,500
Tax Fees	414,700	836,900
All Other Fees	16,200	23,700

Total	$1,464,000	$2,443,400

Audit Fees for the fiscal years ended December 31, 2015 and 2014 were for professional services rendered for the audits of our annual financial statements, reviews of quarterly financial statements and services that are customarily provided in connection with statutory or regulatory filings.

Audit-Related Fees for the fiscal years ended December 31, 2015 and 2014 were for reviews of registration statements filed with the SEC, consultations related to the accounting or disclosure treatment of transactions and attest services related to our compliance with the Global Investment Performance Standards (GIPS).

Tax Fees for the fiscal years ended December 31, 2015 and 2014 were for domestic and foreign tax return compliance, including review of partner capital accounts, and consultations related to technical interpretations, applicable laws and regulations and tax accounting. During 2015, $111,000 of the tax fees related to tax return compliance and preparation.

Other Fees for the fiscal years ended December 31, 2015 and 2014 were for consultations related to regulatory matters and for license fees for professional publications.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee is required to pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the Company’s independent auditors. The Audit Committee will typically pre-approve specific types of audit, audit-related, tax and other services on an annual basis. All services not pre-approved annually are approved on an individual basis throughout the year as the need arises. The Audit Committee has delegated to its chairperson the authority to pre-approve independent auditor engagements between its meetings. Any such pre-approvals will be reported to and ratified by the entire Audit Committee at its next regular meeting.

All audit, audit-related, tax and other services in fiscal 2015 were pre-approved by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence.

ADDITIONAL INFORMATION

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available on our transfer agent’s website at www.astproxyportal.com/ast/18158. Stockholders are directed to the 2015 Form 10-K for financial and other information about us. The 2015 Form 10-K is not part of this proxy statement.

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.apam.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this proxy statement and our 2015 Form 10-K, without charge to any stockholder upon written or verbal request provided to us at Artisan Partners Asset Management Inc., 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, Attn: Investor Relations, telephone: (866) 632-1770, e-mail ir@artisanpartners.com.

Additional information about the Company, including the charters of our standing committees, our Corporate Governance Guidelines and our Code of Conduct can be found under the Corporate Governance link on our website at www.apam.com. We will provide a printed copy of these documents to stockholders upon request.

Other Matters that May Come Before the Annual Meeting

Our board knows of no matters other than those stated in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Artisan Partners Asset Management.

We encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares by internet or, if you received printed proxy materials, by mailing the completed proxy card. Please refer to the section “How do I vote?” for detailed voting instructions.

By Order of the Board of Directors,

Eric R. Colson Chairman of the Board of Directors, President and Chief Executive Officer

San Francisco, California

April 4, 2016

The 2015 Form 10-K, which includes audited consolidated financial statements, does not form any part of the material for the solicitation of proxies.

APPENDIX A

Amended and Restated Artisan Partners Asset Management Inc. Bonus Plan

1. Purpose. The purpose of the Amended and Restated Artisan Partners Asset Management Inc. Bonus Plan (the “Plan”) is to advance the interests of Artisan Partners Asset Management Inc. (“Artisan”) and its stockholders by providing employees and other persons, including any individual designated as a “partner,” providing services to Artisan or any of its Affiliates (as defined below) (other than non-employee directors of Artisan) with incentives in the form of bonus awards for their service to Artisan and any of its subsidiaries or other related business units or entities (“Affiliates”). The original Artisan Partners Asset Management Inc. Bonus Plan became effective on February 5, 2013 (the “Original Plan”). The Plan was approved by the Board of Directors of Artisan (the “Board”) on January 26, 2016, and is subject to the receipt of approval by the shareholders of Artisan at its 2016 annual shareholders meeting. The Plan will become effective as of the date of the first shareholder meeting of Artisan at which directors are elected after December 31, 2016 (the “Effective Date”). Prior to the Effective Date, the terms of the Original Plan shall apply, and the Original Plan will remain subject to the IPO transition rules under Treasury Reg. Section 1.162-27(f) through the Effective Date.

2. Administration. The Plan shall be administered by the Compensation Committee (the “Committee” or the “Administrator”) of the Board, as such committee is from time to time constituted, provided that the Committee may delegate its duties and powers in whole or in part (i) to any subcommittee thereof consisting solely of at least two “outside directors,” as defined under Section 162(m) of the Code, or (ii) to the extent consistent with Section 162(m) of the Code, to any other individual or individuals. Except as specifically provided to the contrary, references to the Administrator include the Committee or any subcommittee, individual or individuals to whom the Committee has delegated some or all of its duties and powers.

The Administrator has all the powers vested in it by the terms of the Plan, including the authority to select the Participants (as defined below) to be granted bonus awards (“Bonuses”) under the Plan, to determine the size and terms of the Bonus made to each individual Participant (subject to the limitations imposed below), to modify the terms of any Bonus that has been granted (except with respect to any modification which would increase the amount of compensation payable to a “Covered Employee,” as such term is defined in Section 162(m) of the Code and any rules, regulations or other guidance issued thereunder), to determine the time when Bonuses will be awarded, to establish performance objectives in respect of Bonuses and to certify in writing that such performance objectives were attained. If the Administrator determines that a Bonus to be granted to a Covered Employee (or a person likely to be a Covered Employee) should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, all of the foregoing determinations shall be made by the Committee, if the Committee is comprised solely of “outside directors” and, if it is not, then by a subcommittee of the Committee so comprised.

The Administrator is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems necessary or desirable to carry it into effect. Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No Administrator, member of the Committee and no employee of Artisan shall be liable for anything done or omitted to be done by him or her, by any other Administrator or member of the Committee or by any employee of Artisan in connection with the performance of duties under the Plan, except for his or her own willful misconduct (as determined by a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal) or as expressly provided by statute. Artisan shall indemnify and hold harmless the Administrator, each member of the Committee and each other director or employee of Artisan or of any of its Affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan.

3. Participation. The Administrator shall have power to grant Bonuses under the Plan to employees and other persons (other than non-employee directors of Artisan) who provide services to Artisan and its Affiliates (“Participants”).

4. Bonuses under the Plan.

(a) In General. The Administrator shall determine the amount of a Bonus to be granted to each Participant in accordance with subsection 4(b) or 4(c) below.

(b) Participants who are to be Awarded Bonuses that are not Intended to be “Performance-Based Compensation” for purposes of Section 162(m) of the Code. The Administrator may in its discretion award a Bonus to a Participant that is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code subject to the terms and conditions of this subsection 4(b). The Administrator may establish performance goals and targets, determine the extent to which such goals have been met and determine the amount of such Bonus, in each case, in its discretion.

(c) Participants who are to be Awarded Bonuses that are Intended to be “Performance-Based Compensation” for purposes of Section 162(m) of the Code.

(i) The Administrator may in its discretion award a Bonus to a Participant that is intended to be “performance-based compensation” for purposes of Section 162(m) of the Code subject to the terms and conditions of this subsection 4(c). Subject to clause (ii) of this subsection 4(c), the amount of such Participant’s Bonus shall be in an amount determinable from objective written performance goals approved by the Administrator while the outcome is substantially uncertain and no more than 90 days after the commencement of the period to which the performance goal relates or, if for a period other than one year, the number of days that is equal to 25 percent of the relevant performance period and a targeted level or levels of performance with respect to each goal as specified by the Administrator. Such performance goals may include (A) enterprise value or value creation targets; (B) revenue growth; (C) after-tax or pre-tax profits (including adjusted operating income) or net income (including adjusted net income); (D) operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); (E) reduction of, or limiting the level of or increase in, all or a portion of indebtedness of Artisan or its Affiliates; (F) earnings per share or earnings per share from continuing operations; (G) return on capital employed (including return on invested capital or return on committed capital) or return on assets; (H) after-tax or pre-tax return on shareholder equity; (I) stock price appreciation; (K) growth in the value of shares assuming the reinvestment of dividends; (L) reduction of, or limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs as a percentage of revenues); (M) economic value-added targets based on a cash flow return on investment formula; or (N) such other metrics that are based on or equivalent to the metrics set forth in (A) through (M). Performance goals may be used on an absolute or relative basis to measure the performance of Artisan as a whole or any business unit(s) of Artisan and/or one or more affiliates or any combination thereof, as the Administrator may determine appropriate, and any of the performance goals may be compared to the performance of a group of peer or comparator companies, or a published or special index that the Administrator, in its sole discretion, deems appropriate or as compared to various stock market indices.

(ii) The Administrator will appropriately adjust any evaluation of performance under a performance goal to exclude (1) any extraordinary or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in Artisan’s annual report to shareholders for the applicable year, or (2) the effect of any changes in accounting principles affecting Artisan’s or its Affiliates’ reported results. In addition, the Administrator will adjust any performance criteria, performance goal or other feature of a Bonus that relates to or is wholly or partially based on the number of, or the value of, any stock of Artisan, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock and will adjust the performance criteria to neutralize the impacts of any acquisitions, divestitures or similar transactions.

(iii) The amount payable to a Participant upon attainment of the applicable performance goal for the period to which the performance goal relates may be stated as an amount specific to such Participant or as a percentage of an incentive pool, in each case determined under an objective formula or basis. If stated as a percentage of an incentive pool, the amount of a Participant’s Bonus may be reduced below the amount determined by multiplying the incentive pool percentage by the incentive pool for the performance period, as described in Section 4(c)(iv) below. The total of the incentive pool percentages assigned to all Participants for a performance period shall not exceed 100%. For the avoidance of doubt, in accordance with Section 162(m) of the Code, if the Administrator reduces the compensation payable hereunder to any Participant, such reduction will not increase compensation payable hereunder to another Participant.

(iv) The Administrator shall determine in writing with respect to the Participant whether the performance goals established by the Administrator have been met and, if they have, so certify and ascertain the amount of the applicable Bonus. No Bonus pursuant to the Plan will be paid to the Participant until such certification is made by the Administrator. In determining the amount of Bonus actually paid, the Administrator shall have the absolute discretion to reduce the amount of, or eliminate entirely, the amount that otherwise would be payable upon the attainment of the performance goal or goals. The exercise of such discretion to decrease the amount of a Bonus may be based on such performance goals as may have been established under this Plan, another Artisan bonus plan or on such other criteria as the Administrator may choose to apply.

(v) Bonus Limits. No Participant shall be able to receive a Bonus in excess of $25 million for any calendar year. Except as provided in this Section 4(c)(v), there shall be no limits on the amount of Bonuses that may be granted under the Plan.

(vi) The provisions of this subsection 4(c) shall be administered and interpreted in accordance with Section 162(m) of the Code with respect to the payment of Bonuses to Covered Employees.

(d) Payment of Bonus Amount. Each Bonus shall be payable in the discretion of the Administrator in cash and/or an equity-based award of equivalent value. In determining the number of shares that will be subject to Artisan restricted stock units, restricted shares of Artisan common stock or unrestricted shares of Artisan common stock that is equivalent to a dollar amount, the value of such award shall be equal to the closing price of the Class A Shares on the date of grant. In determining the number of shares that will be subject to options or stock appreciation rights that is equivalent to a dollar amount, the value of such awards shall be equal to the aggregate accounting expense to be recognized with respect to such awards. In determining the amount of a cash-based Bonus that is denominated in a foreign currency that is equivalent to a dollar amount, the value of such award shall be based on the foreign currency spot price on the date of grant of such award as determined by the Administrator. Bonuses under the Plan that are granted and denominated in cash may be paid under the Plan, the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (as amended from time to time, the “Omnibus Plan”) or any other plan maintained by Artisan or its Affiliates, and Bonuses under the Plan that are granted in the form of options, stock appreciation rights or other equity-based awards shall be granted under the Omnibus Plan or any other plan providing for equity-based awards maintained by Artisan and its Affiliates; provided that, in each case, to the extent necessary that Bonuses paid under any such plans have terms consistent with this Plan, the terms of this Plan shall be deemed incorporated into the terms of the applicable Artisan bonus plan. In the event that Bonuses under the Plan are granted in the form of equity-based awards, it is intended that such equity-based awards (and any rights to dividends under such equity-based awards) will be performance based compensation under Section 162(m) (regardless of whether such equity-based awards have separate performance conditions).

5. Miscellaneous Provisions.

(a) No employee or other person shall have any claim or right to be paid a Bonus under the Plan. Determinations made by the Administrator under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for Artisan or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to Artisan and its Affiliates. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between Artisan and any Participant. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

(b) Except as may be approved by the Administrator, a Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to Artisan or any of its Affiliates by the Participant. Notwithstanding the foregoing, the Administrator shall not have any right to reduce any payment hereunder if such reduction would subject the Participant to the additional tax imposed under Section 409A of the Code.

(c) The Administrator shall have the authority to determine in its sole discretion the applicable performance period relating to any Bonus and to include with respect to any award any change in control provision.

(d) Artisan and its Affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

(e) If a Participant is categorized as a partner for tax purposes, any Bonus paid hereunder shall be with respect to such Participant’s services as a partner and, notwithstanding anything to the contrary herein, such Participant shall continue to be classified as a partner for tax purposes.

(f) Artisan is the sponsor and legal obligor under the Plan, and shall make all payments hereunder, other than any payments to be made by any of the Affiliates, which shall be made by such Affiliate, as appropriate. Nothing herein is intended to restrict Artisan from charging an Affiliate that employs a Participant for all or a portion of the payments made by Artisan hereunder. Artisan shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan, and rights to payment hereunder shall be no greater than the rights of Artisan’s unsecured creditors. All expenses involved in administering the Plan shall be borne by Artisan or its Affiliates.

(g) The validity, construction, interpretation, administration and effect of the Plan and rights relating to the Plan and to Bonuses granted under the Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

6. Plan Amendment or Suspension. The Plan may be amended, suspended or terminated in whole or in part at any time and from time to time by the Administrator or the Board without the consent of Artisan’s stockholders or any Participant; provided, however, that any amendment to the Plan shall be submitted to the stockholders if stockholder approval is required by any applicable law, rule or regulation. Subject to the provisions of any plan under which any Bonus is paid or granted, as applicable, the terms and conditions of a Participant’s Bonus may not be amended without such Participant’s consent if such amendment would materially adversely impair the rights of such Participant. For the avoidance of doubt, prior to the Effective Date, the Plan shall not amend or otherwise modify the Original Plan or any of the terms thereof.

7. Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission of any terms of the Plan to the stockholders of Artisan for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards that do not qualify under Section 162(m) of the Code, and such other arrangements may be either applicable generally or only in specific cases.

8. Actions and Decisions Regarding the Business or Operations of Artisan and/or its Affiliates. Notwithstanding anything in the Plan to the contrary, neither Artisan nor any of its Affiliates nor their respective officers, directors, partners, employees or agents shall have any liability to any Participant (or his or her beneficiaries or heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of Artisan or any Affiliates.

9. Section 409A of the Code. Bonuses under the Plan are intended to be exempt from, or to comply with, Section 409A of the Code. To the extent a Participant would be entitled to a Bonus under the Plan and such Bonus is deemed to constitute “deferred compensation” subject to Section 409A of the Code that, if paid or provided during the six (6) months beginning on such Participant’s “separation from service” (within the meaning of Section 409A of the Code), would be subject to the additional tax under Section 409A of the Code because the Participant is a “specified employee” (within the meaning of Section 409A of the Code), such Bonus will be paid to the Participant on the earlier of the six (6) month anniversary of the Participant’s separation from service or the Participant’s death.

10. Section 162(m) of the Code. The provisions in the Plan with respect to Section 162(m) of the Code shall only be applicable to the extent necessary to comply with Section 162(m) of the Code.

11. Clawback. All Bonuses shall be subject to the clawback or recapture policy, if any, that Artisan may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Bonuses be repaid to Artisan after they have been distributed to the Participant.

12. Term of the Plan. The Plan is intended to first be effective for Bonuses attributable to the 2017 calendar year. The Plan shall continue to be in effect until it is terminated by the Board. For purposes of compliance with Section 162(m) of the Code, at the discretion of the Board, the performance goals in Section 4(c)(i) (or other designated performance goals) shall again be subject to approval by the Company’s shareholders no later than the first shareholder meeting that occurs in 2021.

ANNUAL MEETING OF STOCKHOLDERS OF

ARTISAN PARTNERS ASSET MANAGEMENT INC.

May 19, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement and Annual Report

are available at http://www.astproxyportal.com/ast/18158

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i   Please detach along perforated line and mail in the envelope provided.  i

■	20730403030000000000 5	051916

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR,

“FOR” PROPOSAL 2, 4 AND 5, AND FOR “3 YEARS” ON PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors							FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Matthew R. Barger O Seth W. Brennan O Eric R. Colson O Tench Coxe O Stephanie G. DiMarco O Jeffrey A. Joerres O Andrew A. Ziegler		2.	Advisory Vote to Approve 2015 Executive Compensation		☐	☐	☐
						1 year	2 year	3 year	ABSTAIN
				3.	Advisory Vote on Frequency of Executive Compensation Advisory Vote	☐	☐	☐	☐
							FOR	AGAINST	ABSTAIN
				4.	Approval of the Amended and Restated Artisan Partners Asset Management Inc. Bonus Plan		☐	☐	☐
							FOR	AGAINST	ABSTAIN
				5.	Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016		☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. if no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2, 4 and 5, and for “3 YEARS” on Proposal 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

0                    ¢

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Proxy for Annual Meeting of Stockholders on May 19, 2016

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Sarah A. Johnson and Charles J. Daley, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of the Company’s common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of ARTISAN PARTNERS ASSET MANAGEMENT INC., to be held at 9:30 a.m. PT on May 19, 2016, at the Le Méridien hotel, 333 Battery Street, San Francisco, CA, and at any adjournments or postponements thereof, as indicated on the reverse side:

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢